TABLE OF CONTENTS


								       Page

     SECTION 1. DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .1

     SECTION 2. ACKNOWLEDGEMENT AND RESTATEMENT; JOINT AND
		SEVERAL LIABILITY. . . . . . . . . . . . . . . . . . . . 16
		2.1  Existing Obligations. . . . . . . . . . . . . . . . 16
		2.2  Acknowledgement of Security Interests . . . . . . . 16
		2.3  Existing Agreements . . . . . . . . . . . . . . . . 17
		2.4  Intentionally omitted . . . . . . . . . . . . . . . 17
		2.5  Restatement . . . . . . . . . . . . . . . . . . . . 17
		2.6  Release . . . . . . . . . . . . . . . . . . . . . . 17
		2.7  Joint and Several Liability . . . . . . . . . . . . 18

     SECTION 3. AMOUNTS AND TERMS OF LOANS AND
		OTHER FINANCIAL ACCOMMODATIONS . . . . . . . . . . . . . 19
		3.1  Loans . . . . . . . . . . . . . . . . . . . . . . . 19
		3.2  Letter of Credit Accommodations . . . . . . . . . . 20
		3.3  Maximum Credit. . . . . . . . . . . . . . . . . . . 22
		3.4  Reserves. . . . . . . . . . . . . . . . . . . . . . 22
		3.5  Fees. . . . . . . . . . . . . . . . . . . . . . . . 22
		3.6  Interest. . . . . . . . . . . . . . . . . . . . . . 23
		3.7  Conduct of Accounts;
		     Cross-Collateralization . . . . . . . . . . . . . . 25
		3.8  Collected Credit Balances . . . . . . . . . . . . . 27
		3.9  Appointment of Agent for
		     Requesting Loans and Receipt of Loans
		     and Statements. . . . . . . . . . . . . . . . . . . 27
		3.10 Use of Proceeds . . . . . . . . . . . . . . . . . . 28
		3.11 Compensation Adjustment . . . . . . . . . . . . . . 28
		3.12 Changes in Laws and Increased Costs of
		     Eurodollar Rate Loans . . . . . . . . . . . . . . . 30

     SECTION 4. CONDITIONS PRECEDENT TO EFFECTIVENESS
		AND TO LOANS AND OTHER FINANCIAL
		ACCOMMODATIONS . . . . . . . . . . . . . . . . . . . . . 31

     SECTION 5. COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . 32

     SECTION 6. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . 33
		6.1  Organization and Qualification. . . . . . . . . . . 34
		6.2  Power and Authority . . . . . . . . . . . . . . . . 34
		6.3  Capitalization. . . . . . . . . . . . . . . . . . . 35
		6.4  Compliance with Other
		     Agreements and Applicable Law . . . . . . . . . . . 35
		6.5  Governmental Approval . . . . . . . . . . . . . . . 36
		6.6  Chief Executive Offices; Collateral
		     Locations . . . . . . . . . . . . . . . . . . . . . 36
		6.7  Priority of Liens/Title to Properties . . . . . . . 36
		6.8  Tax Returns . . . . . . . . . . . . . . . . . . . . 37
		6.9  Litigation. . . . . . . . . . . . . . . . . . . . . 37
		6.10 Intellectual Property . . . . . . . . . . . . . . . 37
		6.11 Accounts. . . . . . . . . . . . . . . . . . . . . . 38
		6.12 Employee Benefits . . . . . . . . . . . . . . . . . 38
		6.13 Environmental Compliance. . . . . . . . . . . . . . 39
		6.14 Investment Company. . . . . . . . . . . . . . . . . 40
		6.15 Regulation U; Securities Exchange
		     Act of 1934 . . . . . . . . . . . . . . . . . . . . 40
		6.16 No Material Adverse Change. . . . . . . . . . . . . 40
		6.17 Financial Statements. . . . . . . . . . . . . . . . 40
		6.18 Disclosure. . . . . . . . . . . . . . . . . . . . . 41
		6.19 Labor Disputes. . . . . . . . . . . . . . . . . . . 41
		6.20 Corporate Name; Tradenames; Prior
		     Transactions. . . . . . . . . . . . . . . . . . . . 41
		6.21 New WCI Notes . . . . . . . . . . . . . . . . . . . 41

     SECTION 7.  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . 43
		7.1  Tradenames. . . . . . . . . . . . . . . . . . . . . 43
		7.2  Subsidiaries. . . . . . . . . . . . . . . . . . . . 43
		7.3  Indebtedness. . . . . . . . . . . . . . . . . . . . 44
		7.4  Limitation on Liens . . . . . . . . . . . . . . . . 47
		7.5  Loans, Investments, Guarantees, Etc . . . . . . . . 50
		7.6  Transactions With Affiliates. . . . . . . . . . . . 53
		7.7  Dividends . . . . . . . . . . . . . . . . . . . . . 56
		7.8  Maintenance of Existence. . . . . . . . . . . . . . 59
		7.9  Sale of Assets, Consolidation, Merger,
		     Dissolution, Etc. . . . . . . . . . . . . . . . . . 59
		7.10 Compliance with Laws, Regulations,
		     Etc.. . . . . . . . . . . . . . . . . . . . . . . . 59
		7.11 Payment of Taxes and Claims . . . . . . . . . . . . 60
		7.12 Properties in Good Condition. . . . . . . . . . . . 60
		7.13 Insurance . . . . . . . . . . . . . . . . . . . . . 61
		7.14 Appraisals. . . . . . . . . . . . . . . . . . . . . 62
		7.15 Compliance with ERISA . . . . . . . . . . . . . . . 62
		7.16 Notice of Default . . . . . . . . . . . . . . . . . 63
		7.17 Financial Statements and Other
		     Information . . . . . . . . . . . . . . . . . . . . 63
		7.18 Consolidated Adjusted Working Capital . . . . . . . 67
		7.19 Consolidated Adjusted Net Worth . . . . . . . . . . 67
		7.20 Capital Expenditures. . . . . . . . . . . . . . . . 68
		7.21 Further Assurances. . . . . . . . . . . . . . . . . 68

     SECTION 8. EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . 69
		8.1  Events of Default . . . . . . . . . . . . . . . . . 69
		8.2  Remedies. . . . . . . . . . . . . . . . . . . . . . 71

     SECTION 9. COLLECTION AND ADMINISTRATION. . . . . . . . . . . . . . 74
		9.1 Collections; Management of Collateral. . . . . . . . 74
		9.2 Right of Inspection; Access. . . . . . . . . . . . . 75
		9.3 Lock Box or Blocked Account. . . . . . . . . . . . . 75
		9.4 Accounts Documentation . . . . . . . . . . . . . . . 75
		9.5 Specific Powers. . . . . . . . . . . . . . . . . . . 76

     SECTION 10. EFFECTIVE DATE; TERMINATION;
		      COSTS; MISCELLANEOUS         . . . . . . . . . . . 77
		 10.1  Agent . . . . . . . . . . . . . . . . . . . . . . 77
		 10.2  Term. . . . . . . . . . . . . . . . . . . . . . . 77
		 10.3  Expenses and Additional Fees. . . . . . . . . . . 78
		 10.4  Survival of Agreement . . . . . . . . . . . . . . 79
		 10.5  No Waiver; Cumulative Remedies. . . . . . . . . . 79
		 10.6  Notices . . . . . . . . . . . . . . . . . . . . . 80
		 10.7  Entire Agreement. . . . . . . . . . . . . . . . . 81
		 10.8  Amendments and Waivers. . . . . . . . . . . . . . 81
		 10.9  Applicable Law. . . . . . . . . . . . . . . . . . 81
		 10.10 Successors. . . . . . . . . . . . . . . . . . . . 81
		 10.11 Partial Invalidity. . . . . . . . . . . . . . . . 81
		 10.12 Headings. . . . . . . . . . . . . . . . . . . . . 82
		 10.13 Participant's Security Interests. . . . . . . . . 82
		 10.14 Waiver of Jury Trial. . . . . . . . . . . . . . . 82
		 10.15 Waiver of Counterclaims; Jurisdiction;
		       Service of Process. . . . . . . . . . . . . . . . 82
		 10.16 Indemnification . . . . . . . . . . . . . . . . . 83
		 10.17 Counterparts. . . . . . . . . . . . . . . . . . . 83
							     EXECUTION COPY













			SECOND AMENDED AND RESTATED
			LOAN AND SECURITY AGREEMENT

			       by and among

		      CONGRESS FINANCIAL CORPORATION
	     BANKAMERICA NATIONAL TRUST & SAVINGS ASSOCIATION
				as Lenders
				    and
		      CONGRESS FINANCIAL CORPORATION
			   as Agent for Lenders

				    and

			      WCI STEEL, INC.
			   WCI STEEL SALES L.P.
			       as Borrowers

			Dated: As of July 30, 1999

                             INDEX TO EXHIBITS


EXHIBIT A      JURISDICTIONS OF              Section 6.1
	       QUALIFICATION

EXHIBIT B      CHIEF EXECUTIVE OFFICES       Section 6.6

EXHIBIT C      LOCATIONS OF COLLATERAL       Section 6.6

EXHIBIT D      EXISTING LIENS                Section 6.7, 7.4

EXHIBIT E      PENDING LITIGATION            Section 6.9

EXHIBIT F      PENSION PLANS                 Section 6.12, 7.15

EXHIBIT G      ENVIRONMENTAL VIOLATIONS      Section 6.4, 6.13

EXHIBIT H      COLLECTIVE BARGAINING         Section 6.19
	       AGREEMENTS

EXHIBIT I      CORPORATE NAME; TRADENAMES;   Section 6.20, 7.1
	       PRIOR TRANSACTIONS

EXHIBIT J      EQUIPMENT, REAL PROPERTY      Section 5.2, 7.3,
	       AND OTHER ASSETS EXCLUDED      7.4
	       FROM COLLATERAL

EXHIBIT K      EXISTING INDEBTEDNESS         Section 7.3

EXHIBIT L      FORM OF BORROWING BASE        Section 1.11
	       CERTIFICATE

                        SECOND AMENDED AND RESTATED
			LOAN AND SECURITY AGREEMENT


     AGREEMENT dated as of July 30, 1999 by and among WCI STEEL, INC., an Ohio corporation ("WCI Steel"), WCI STEEL SALES L.P., an Ohio limited partnership ("WCI Sales LP", and together with WCI Steel, individually, each a "Borrower" and collectively, "Borrowers") and CONGRESS FINANCIAL CORPORATION, a Delaware corporation, as successor by merger to Congress Financial Corporation, a California corporation (in its individual capacity "Congress"), BANKAMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, a national trust and savings association ("BankAmerica", and together with Congress, collectively "Lenders") and CONGRESS FINANCIAL CORPORATION, as Agent for Lenders (in such capacity, the "Agent", as hereinafter further defined).


			    W I T N E S S E T H


     WHEREAS, Borrowers and Lenders have heretofore entered into certain financing arrangements as set forth in the Existing Agreements (as hereinafter defined) pursuant to which each of Lenders has made loans and advances and provided other financial accommodations to each Borrower; and

     WHEREAS, Borrowers have requested that Agent and Lenders extend, modify and restate the existing financing arrangements with Borrowers; and

     WHEREAS, Agent and Lenders are willing to extend, modify and restate the existing financing arrangements, subject to the terms and conditions set forth herein and in the other Financing
Agreements (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Agent, Lenders and Borrowers hereby mutually covenant, warrant and agree as follows:


     SECTION 1. DEFINITIONS

     For the purposes of this Agreement and the other Financing
Agreements, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" shall mean all present and future rights of any Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Account Debtor" shall mean each debtor or obligor in any way obligated on or in connection with any Account.

     1.3 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) the percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of the Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.4 "Affiliate" shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of voting securities of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of voting securities or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director, officer or employee of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     1.5 "After-Tax Profits" shall mean, as to any Person, with respect to any period, the consolidated net income of such Person and its Subsidiaries after deducting all charges which should be deducted before arriving at consolidated net income for such period, all in accordance with GAAP, consistently applied, and after deducting (without duplication) the Provision for Taxes for such fiscal year. For purposes of this Section 1.5, "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state or local, and whether foreign or domestic, as recorded by such Person and its Subsidiaries in respect of such fiscal year in accordance with GAAP, consistently applied; provided, that, if such Person and its Subsidiaries are members of a larger consolidated group of corporations in respect of any fiscal year, the "Provision for Taxes" shall be deemed to mean an amount equal to the highest of
(a) the Provision for Taxes determined without reference to this proviso, or (b) the amount of all taxes that would be imposed on, or measured by, net income that would be paid or payable by such Person and its Subsidiaries if they were not members of such consolidated group, or (c) the total of all taxes imposed on, or measured by, net income that are paid or payable by such Person and its Subsidiaries plus the amount of any payments made or required to be made by such person or its Subsidiaries to any other members of such consolidated group under any tax sharing arrangements or that are otherwise in lieu of the payment of such taxes; provided, further, that, solely for purposes of Sections 7.5(c)(ii), 7.6(b)(iii) and 7.7(b) of this Agreement, the charges net of taxes incurred by WCI Steel in November of 1996 for extraordinary losses, stock grant amortization and net worth [appreciation] amounting to $24,799,000 shall not be included in the calculation of After-Tax Profits.

     1.6  "Agent" shall mean Congress Financial Corporation, a
Delaware corporation, as successor by merger to Congress
Financial Corporation, a California Corporation, acting in its capacity as agent for itself and Bank America, and its successors and assigns, and not as a Lender, as defined below.

     1.7 "Assignment of Claims Act" shall mean the Federal Assignment of Claims Act of 1940 as amended and any state or local equivalents, as the same now exist or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.8  "BankAmerica" shall mean BankAmerica National Trust &
Savings Association, a national trust and savings association, and its successors and assigns.

     1.9 "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.10 "Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     1.11 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit L hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of a Borrower acceptable to Agent and delivered to Agent.

     1.12 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the Commonwealth of Pennsylvania or the State of Ohio, and a day on which the Reference Bank and Agent are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.13 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.14  "Collateral" shall have the meaning set forth in
Section 5  hereof.

     1.15 "Collected Credit Balance" shall have the meaning set forth in Section 3.8 hereof.

     1.16 "Commitment Percentage" shall mean, for each of Lenders, with respect to the making of Loans and any other
Obligations, fifty (50%) percent.

     1.17 "Congress" shall mean Congress Financial Corporation, a Delaware corporation, as successor by merger to Congress
Financial Corporation, a California corporation, in its individual capacity as Lender, and its successors and assigns.

     1.18 "Consolidated Adjusted Net Worth" shall mean, as to any Person, at any time, in accordance with GAAP, consistently applied, on a consolidated basis for such Person and its Subsidiaries, the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its Subsidiaries after deducting from such book values all appropriate reserves in accordance with GAAP consistently applied (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the total aggregate Indebtedness of such Person and its Subsidiaries including tax and other proper accruals, but not including the aggregate undrawn amount of outstanding letters of credit issued for the account of such Person.

     1.19 "Consolidated Adjusted Working Capital" shall mean, as to any Person, at any time, in accordance with GAAP, consistently applied, on a consolidated basis for such Person and its Subsidiaries, the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its Subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, on a consolidated basis, which would, in accordance with GAAP, consistently applied, be classified as current assets, and (b) all Indebtedness of such Person and its Subsidiaries, on a consolidated basis, which would be classified as current liabilities and in any event including any Indebtedness hereunder consisting of the Loans and any Indebtedness payable on demand or within one (1) year from the date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within such year, but not including the aggregate undrawn amount of outstanding letters of credit issued for the account of such Person.

     1.20 "Currency Protection Agreements" shall mean any currency exchange contract or other similar arrangement solely for the purpose of protecting a person against fluctuations in the exchange rate of different currencies.

     1.21 "Eligible Accounts" shall mean, as to each Borrower, the Accounts created by such Borrower in the ordinary course of its business arising out of the sale of goods or rendition of services by such Borrower, which are and at all times shall continue to be acceptable to Agent in all respects. Standards of eligibility may be fixed and revised from time to time solely by Agent in its exclusive judgment. In determining eligibility, Agent may, but need not, rely on agings, reports and schedules of Accounts furnished to Agent by such Borrower, but reliance by Agent thereon from time to time shall not be deemed to limit Agent's right to revise standards of eligibility at any time as to both present and future Accounts. In general, an Account shall not be deemed eligible unless: (a) the Account Debtor on such Account resides in the United States, Puerto Rico, the U.S. Virgin Islands or Canada and is and at all times continues to be acceptable to Agent, or, at Agent's option, if either: (i) the Account Debtor has delivered to the applicable Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent, sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agents's authorized representative and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, (b) such Account complies in all respects with the representations, covenants, and warranties set forth herein and in the other Financing Agreements, and (c) no more than ninety (90) days have elapsed since the original invoice date. Any Account which Agent determines to be ineligible or unacceptable for purposes of the Lending Formulas (as hereinafter defined) at any time shall nevertheless be and remain at all times part of the Collateral.

     1.22 "Eligible Inventory" shall mean, as to each Borrower, Inventory consisting of first quality finished goods held for resale in the ordinary course of the business of such Borrower, current raw materials for such finished goods (including scrap and "seconds") and current work-in-process with respect thereto, which are acceptable to Agent in all respects. General criteria for Eligible Inventory may be established and revised from time to time by Agent in its exclusive judgment. In determining such acceptability Agent may, but need not, rely on reports and schedules of Inventory furnished to Agent by Borrower, but reliance thereon by Agent from time to time shall not be deemed to limit Agent's right to revise standards of eligibility at any time. In general, except in Agent's discretion, Eligible Inventory shall not include (a) components which are not part of finished goods, (b) spare parts, (c) packaging and shipping materials, (d) supplies used or consumed in a Borrower's business, (e) Inventory at the premises of third parties,
(f) Inventory subject to a security interest or lien in favor of any person other than Lenders, (g) bill and hold goods, (h) Inventory which is not subject to the first priority perfected security interest of Agent and Lenders, and (i) Inventory purchased on consignment; provided, that, any Inventory which would otherwise be deemed Eligible Inventory at locations which are not owned and operated by the applicable Borrower may nevertheless be considered Eligible Inventory: (i) if Agent shall have received an agreement in writing, in form and substance satisfactory to Agent, from the holder of such Inventory or the owner and/or operator of such location, pursuant to which such holder, owner and/or operator, if required by Agent:
(A) acknowledges the first priority lien on such Inventory of Agent and Lenders, (B) agrees to waive any and all claims such holder, owner and/or operator may, at any time, have against such Inventory, whether for processing, storage or otherwise, and
(C) agrees to permit Agent and Lenders to have access to the premises to sell or otherwise deal with such Inventory and
(ii) in addition to the agreement described above, if the Inventory is on consignment and if required by Agent: (A) the holder, owner and/or operator, lessor and/or mortgagee executes appropriate UCC-1 financing statements in favor of the applicable Borrower, which are duly assigned to Agent and (B) if required by Agent, any lenders to the holder, owner and/or operator, lessor and/or mortgagee with any interest in Inventory is properly notified of the first priority lien on such Inventory of Agent and Lenders. Any Inventory which Agent determines to be ineligible or unacceptable for purposes of the Lending Formulas at any time shall nevertheless be and remain at all times part of the Collateral.

     1.23 "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower's business and facilities (whether or not owned by it). Such laws and regulations include, but are not limited to, the Resource Conservation and Recovery Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Toxic Substances Control Act, as amended; the Clean Water Act, as amended; the Clean Air Act, as amended; the Hazardous Materials Transportation Act, as amended; state and federal superlien and environmental cleanup programs; and U.S. Department of Transportation and Environmental Protection Agency regulations.

     1.24 "Equipment" shall mean all of each Borrower's now owned and hereafter acquired equipment and fixtures, of every kind and description, wherever located, including, without limitation, any and all machinery used in connection with the manufacture, sale, exchange or lease of goods or rendition of services, machinery, tooling, tools, telephone equipment, computers, computer hardware and related computer equipment and accessories (including software and records), vehicles, dies, jigs, furniture, trade fixtures and fixtures, all attachments, components, parts, accessions and property now or hereafter affixed thereto, installed thereon or used in connection therewith, and all additions to and substitutions and replacements thereof and all existing and future leasehold interests in equipment and fixtures, wherever located, whether now owned or hereafter acquired and all licenses and other rights of such Borrower relating thereto, whether in the possession and control of such Borrower or in the possession and control of a third person for the account of such Borrower and all claims to the proceeds of insurance thereon and all maintenance and warranty records relating thereto.

     1.25  "ERISA" shall mean the United States Employee
Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.26 "ERISA Affiliate" shall mean any (a) corporation which is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as any Borrower, (b) partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with any Borrower, and (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any Borrower.

     1.27 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.28 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which the Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by such Borrower.

     1.29 "Event of Default" shall have the meaning set forth in
Section 8.1 hereof.

     1.30 "Excess Availability" shall mean, as to each Borrower, the amount, as determined by Agent, as of any date, equal to:

	  (a) the lesser of: (i) the amount of the Loans available to such Borrower as of such date based on the applicable Lending Formulas multiplied by the Net Amount of Eligible Accounts of such Borrower and the value of Eligible Inventory of such Borrower, as determined by Agent, and subject to the sublimits and reserves from time to time established by Agent and (ii) the amount equal to
	       (A) the Maximum Credit minus (B) the then outstanding Loans by Lenders to the other Borrower,

				   minus

	  (b) the amount of all then outstanding Loans to such Borrower (together with interest and fees attributable thereto) and Letter of Credit
	       Accommodations then outstanding for the account of such Borrower.

     1.31 "Existing Agreements" shall mean, collectively: (a) the Amended and Restated Loan and Security Agreement, dated as of December 29, 1992, by and among Borrowers, Lenders and Agent, as amended and supplemented pursuant to Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of December 14, 1993, Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of July 13, 1994, Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated March 28, 1995, Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated as of February 23, 1996, Amendment No. 5 to Amended and Restated Loan and Security Agreement, dated as of March 8, 1996, Amendment No. 6 to Amended and Restated Loan and Security Agreement, dated as of June 17, 1996, Amendment No. 7 to Amended and Restated Loan and Security Agreement, dated as of November 27, 1996, Amendment No. 8 to Amended and Restated Loan and Security Agreement, dated as of October 31, 1997, (b) the Loan and Security Agreement, dated as of August 31, 1988, by and among WCI Steel, Lenders and Agent as amended and supplemented pursuant to the First Amendment to Loan and Security Agreement, dated as of January 29, 1990, the Second Amendment to Loan and Security Agreement, dated as of December 20, 1991 and the Third Amendment to Loan and Security Agreement, dated September 29, 1992, (c) the Letter of Credit Agreement, dated as of August 31, 1988, by Borrower in favor of Agent and Lenders, (d) the Inventory Security Agreement, dated as of August 31, 1988, by Borrower in favor of Agent and Lenders and (e) the Equipment Security Agreement, dated as of August 31, 1988, by Borrower in favor of Agent and Lenders.

     1.32 "Existing RSI Note Agreements" shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Existing RSI Notes (b) the Indenture, dated as of December 14, 1993, between WCI Steel and the Existing RSI Note Trustee, as amended by the First Supplemental Indenture, dated December 14, 1993, and the Second Supplemental Indenture, dated November 27, 1996, (c) the Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, dated as of December 14, 1993, by WCI Steel in favor of the Existing RSI Note Trustee, and (d) the Security Agreement, dated as of December 14, 1993, between WCI Steel and the Existing RSI Note Trustee.

     1.33 "Existing RSI Notes" shall mean the 10 1/2% Senior Notes due March 1, 2002, Series B issued by Renco Steel, Inc. (and assumed by Borrower as the survivor of the merger with Renco Steel, Inc.) pursuant to the Existing RSI Note Agreements in the original principal amount of $250,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.34 "Existing RSI Note Trustee" shall mean State Street
Bank and Trust Company of Connecticut, N.A., and its successors and assigns, and any replacement or other trustee or collateral agent under the Existing RSI Note Agreements.

     1.35 "Financing Agreements" shall mean, collectively, this Agreement, together with all other agreements, documents and instruments heretofore, now or at any time hereafter executed and/or delivered by any Borrower or any other person with, to or in favor of Agent and/or Lenders in connection herewith or related hereto, as this Agreement and such other agreements, documents or instruments now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.36 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination except that, for purposes of Sections 7.18, 7.19 and 7.20, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Agent and Lenders prior to the date hereof.

     1.37 "Hazardous Materials" shall mean any hazardous, toxic or dangerous waste, substance or material defined as such under any Environmental Laws, including, without limitation, (a) those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, Section 311 of the Clean Water Act, and in the regulations promulgated pursuant to said laws; (b) those substances listed in the U.S. Department of Transportation Table or by the Environmental Protection Agency (or any successor agency) as hazardous substances; (c) such other substances, materials and wastes that are or become regulated under applicable local, state or federal law, or that are classified as hazardous or toxic under other applicable federal, state, or local laws or regulations; and (d) any material, waste or substance that is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) flammable explosives, or (v) radioactive materials. In the event that any of the applicable Environmental Laws are amended so as to broaden the meaning of any of the above-referenced terms, such broader meaning shall apply subsequent to the effective date of such amendment.

     1.38 "Indebtedness" shall mean, as to any Person, all items which, in accordance with GAAP, consistently applied, would be included in determining total liabilities of such Person shown on the liability side of its balance sheet as at the date such Indebtedness is to be calculated and, in any event, shall include any liabilities secured by any mortgage, pledge, lien or security interest existing on any of its properties or assets.

     1.39 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, no Borrower may elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.40  "Interest Rate" shall mean:

	  (a) as to Prime Rate Loans, a rate per annum equal to the Prime Rate; and

	  (b) as to Eurodollar Rate Loans, a rate of two and one-quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower as in effect three (3) Business Days after the date of receipt by Agent of the request of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower); provided, that the Interest Rate shall mean the rate of two (2%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and one-quarter (4 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate at Agent's option, without notice,
(i) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default and for so long as such Event of Default is continuing as determined by Agent and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) and (ii) on the Loans at any time outstanding in excess of the amounts available to any Borrower under Section 3 of this Agreement (whether or not such excess(es), arise or are made with or without knowledge or consent and whether made before or after an Event of Default).

     1.41 "Inventory" shall mean all of each Borrower's now owned and hereafter acquired inventory, wherever located, including, without limitation, all raw materials, work-in-process, finished and semi-finished inventory of any kind, nature or description, including, without limitation, blast furnace slag, coal, coated coils, coils, coke, coke breeze, cold rolled coils, galvanized coils, galvanized corrugated pipe, galvanized corrugated sheet, galvanized sheet and strip steel, galvanized steel coils, hot roll bands, hot rolled coils, iron ore, iron ore pellets, refractory brick/cement, scrap, slabs, steel alloys, terne coils, zinc, and any other personal property (other than Equipment) held for sale, exchange or lease or furnished or to be furnished under a contract of service or an exchange arrangement or used or consumed in the business or in connection with the manufacturing, packaging, shipping, advertising, selling or furnishing of such goods, inventory, merchandise and other personal property (other than Equipment), and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof and all right, title and interest therein and thereto, and the proceeds (including, without limitation, all proceeds of insurance with respect thereto, including the proceeds of any applicable property insurance) and products of all of the foregoing; and all ledgers, books of account, records, computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

     1.42 "Lenders" shall mean Congress and Bank America and their respective successors and assigns.

     1.43 "Lending Formulas" shall mean the percentages set forth in Section 3.1 hereof with respect to Eligible Accounts and Eligible Inventory.

     1.44 "Letter of Credit Accommodations" shall have the meaning set forth in Section 3.2 hereof.

     1.45 "Loans" shall mean the aggregate outstanding Obligations owed to Lenders by both Borrowers consisting of the secured loans and advances at any time made by Agent for and on behalf of Lenders to each Borrower to or for the benefit of such Borrower as provided in Section 3.1 hereof, on a revolving basis (involving advances, repayments and readvances), subject to the terms and conditions of this Agreement and the other Financing Agreements.

     1.46  "Maximum Credit" shall mean $100,000,000.

     1.47 "Net Amount of Eligible Accounts" shall mean, as to each Borrower, the gross amount of Eligible Accounts of such Borrower less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.48 "New WCI Note Indenture" shall mean the Indenture, dated November 27, 1996, between WCI Steel and the New WCI Note Trustee with respect to the New WCI Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.49 "New WCI Notes" shall mean, individually and collectively, each and all of the 10% Senior Secured Notes due 2004, Series B, issued by WCI Steel pursuant to the New WCI Note Indenture (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

     1.50 "New WCI Note Trustee" shall mean State Street Bank and
Trust Company of Connecticut, N.A., and its successors and assigns, and any replacement or other trustee under the New WCI
Note Indenture.

     1.51 "Niles" shall mean Niles Properties, Inc., an Ohio corporation, and its successors and assigns.

     1.52 "Obligations" shall mean any and all now existing and hereafter arising obligations, liabilities and Indebtedness of any or all Borrowers to Agent and/or Lenders of every kind and description arising under this Agreement, the other Financing Agreements or by operation of law in connection therewith, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, whether arising before, during or after the initial or any renewal term hereof, or after the commencement of any case with respect to any Borrower under the Bankruptcy Code or any similar statute and whether incurred by any Borrower as principal, surety, endorser, guarantor or otherwise in connection with the foregoing. Without limiting the generality of the foregoing, "Obligations" shall include: (a) the liability of any or all of Borrowers to Agent or Lenders for all balances owing to Lenders in any account maintained on Agent's or Lenders' books under this Agreement or the other Financing Agreements, (b) the liability of any or all of Borrowers to Agent or Lenders as maker or endorser of any promissory note or other instrument for the payment of money, the liability of any or all of Borrowers to Agent or Lenders under any instrument of guarantee or indemnity, or arising under or with respect to any letter of credit, acceptance, instrument, guarantee, endorsement or undertaking which Agent or Lenders may make, endorse or issue to others for the account of Borrower, (c) Indebtedness owing by any or all of Borrowers to Agent or Lenders or to present or future Affiliates or Participants of or with Agent or Lenders arising under or in connection with any of the foregoing types of agreements, instruments or transactions, and (d) all principal, interest, financing charges, early termination and other fees, commissions and expenses payable to Agent or Lenders, including, but not limited to, attorneys' and accountants' fees and disbursements chargeable to any or all of Borrowers and due from any or all of Borrowers under this Agreement, the other Financing Agreements, or under any other agreement or arrangement which may be now or hereafter entered into between any or all of Borrowers and Agent or Lenders.

     1.53 "Participant" shall mean any Person which at any time participates with either of Lenders in respect of the Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

     1.54 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any subchapter "S" corporation, as defined in the
Code), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.55 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors and assigns, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.56 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

     1.57 "Real Property" shall mean all now owned and hereafter acquired real property of any or all of Borrowers, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including without limitation, the real property and related assets of Borrowers located in Warren, Ohio.

     1.58 "Reference Bank" shall mean First Union National Bank, or such other bank as Agent may from time to time designate.

     1.59  "Renco Group" shall mean The Renco Group, Inc., a New
York corporation, and its successors and assigns.

     1.60 "Renco Steel Holdings" shall mean Renco Steel Holdings,
Inc., an Ohio corporation, and its successors and assigns.

     1.61 "Renewal Date" shall have the meaning set forth in
Section 10.1(a) hereof.

     1.62 "Subsidiary" or "subsidiary" shall mean, with respect to any Borrower, any corporation, association or organization, active or inactive, as to which more than fifty (50%) percent of the outstanding voting stock or shares or interests shall now or hereafter be owned or controlled, directly or indirectly, by such Borrower, any Subsidiary of such Borrower, or any Subsidiary of such Subsidiary.

     1.63  "Tradename" shall have the meaning set forth in Section
7.1 hereof.

     1.64 "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

     1.65 "Value" or "value" shall mean, as determined by Agent, with respect to the Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP consistently applied or (b) market value, as determined by Agent.

     1.66 "VEBA Trust" shall mean a Voluntary Employee Beneficiaries Association trust fund established under that certain 501(c)(9) Trust Agreement, dated October 1, 1988, between WCI Steel and Bank One Trust Company, N.A. to hold contributions by WCI Steel to fund postretirement health care, life insurance and supplemental unemployment benefit plan obligations for the benefit of certain hourly employees of WCI Steel.

     1.67 "VEBA Trust Agreements" shall mean, individually and collectively, each and all of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the VEBA Term Sheet, dated October 24, 1995, between WCI Steel and the United Steelworkers of America, AFL-CIO-CLC, (b) the Open-End Mortgage, dated November 27, 1996, by WCI Steel in favor of the VEBA Trustee with respect to the Real Property of WCI Steel located in Trumbull County, Ohio, (c) the Security Agreement, dated November 27, 1996, between WCI Steel and the VEBA Trustee, (d) the Intercreditor Agreement, dated November 27, 1996, between VEBA Trustee and the New WCI Note Trustee, and (e) the Open-End Mortgage, dated November 27, 1996, by Niles in favor of the VEBA Trustee with respect to the real property of Niles located in Trumbull County, Ohio.

     1.68 "VEBA Trustee" shall mean Bank One Trust Company, N.A., a national banking association, and its successors and assigns, and any replacement or other trustee under the VEBA Trust Agreements.

     1.69  "WCI Debt Tender Offer" shall mean the offer by WCI
Steel to purchase for cash of up to all of the Existing RSI Notes, plus accrued and unpaid interest pursuant to the WCI Debt Tender
Offer Agreements.

     1.70 "WCI Debt Tender Offer Agreements" shall mean, individually and collectively, the Offer to Purchase and Consent Solicitation, dated October 23, 1996, by WCI Steel with respect to the repurchase by WCI Steel of the Existing RSI Notes, as amended pursuant to the First Supplement to Offer to Purchase and Consent Solicitation Statement, dated November 6, 1996, and the Second Supplement to Offer to Purchase and Consent Solicitation Statement, dated November 8, 1996, and all other agreements, documents and instruments related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.71 "WCI Metallurgical" shall mean WCI Steel Metallurgical
Services, Inc., an Ohio corporation, and its successors and assigns.

     1.72 "WCI Production" shall mean WCI Steel Production Control Services Inc., an Ohio corporation, and its successors and assigns.

     1.73 "WCI Public Shares" shall mean all of the issued and outstanding shares of common stock of WCI Steel which are not owned by Renco Group.

     1.74 "WCI Sales LP" shall mean WCI Steel Sales L.P., an Ohio limited partnership, and its successors and assigns.

     1.75 "WCI Sales LP Limited Partnership Agreement" shall mean the Limited Partnership Agreement, dated October 2, 1997, between WCI Metallurgical and WCI Production, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.76 "WCI Steel" shall mean WCI Steel, Inc., an Ohio corporation, and its successors and assigns.

     1.77 "Youngstown Sinter" shall mean Youngstown Sinter Company, an Ohio corporation and wholly owned subsidiary of Borrower, and its successors and assigns.

     1.78 Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be construed in accordance with GAAP, consistently applied, except as otherwise stated herein.

     1.79 Other Defined Terms. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.80 Uniform Commercial Code Definitions. All terms used herein which are not specifically defined herein which are defined or used in the UCC shall have the meanings as defined or used in the UCC.

     1.81 Interpretation. For purposes of this Agreement, unless the context otherwise requires, all other terms hereinbefore or hereinafter defined, including but not limited to those terms defined in the recitals hereto, shall have the meanings herein assigned to such terms. All references to any Borrower and other Persons pursuant to the definitions set forth in the recitals hereto shall include their respective successors and assigns. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

     SECTION 2. ACKNOWLEDGEMENT AND RESTATEMENT; JOINT AND SEVERAL
LIABILITY

     2.1 Existing Obligations. Borrowers hereby acknowledge, confirm and agree that they are indebted to Lenders for loans and advances to Borrowers under the Existing Agreements, as of the close of business on July 30, 1999, in the aggregate principal amount of $0 and the aggregate amount of $6,401,000 in respect of Letter of Credit Accommodations, together with all interest accrued and accruing thereon (to the extent applicable), and all costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

     2.2  Acknowledgement of Security Interests.

	  (a) Borrowers hereby acknowledge, confirm and agree that Lenders have and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent and/or Lenders pursuant to the Existing Agreements to secure the Obligations, and any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or Lenders.

	  (b) The liens and security interests of Agent and Lenders in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreements, this Agreement, any of the other Financing Agreements or otherwise.

     2.3 Existing Agreements. Each Borrower hereby acknowledges, confirms and agrees that: (a) each of the Existing Agreements to which it is a party has been duly executed and delivered by such Borrower and each is in full force and effect as of the date hereof, and (b) the agreements and obligations of such Borrower contained in the Existing Agreements constitute the legal, valid and binding obligations of such Borrower enforceable against it in accordance with their respective terms and such Borrower has no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Agreements.

     2.4  Intentionally omitted.

     2.5  Restatement.

	  (a) Except as otherwise stated in Section 2.2 hereof and this Section 2.5, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreements are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of any Borrower for the Obligations heretofore granted, pledged and/or assigned to Agent or Lenders. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of any Borrower evidenced by or arising under the Existing Agreements, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

	  (b) The principal amount of the Loans outstanding as of the date hereof under the Existing Agreements shall be allocated to the Loans hereunder in such manner and in such amounts as Agent shall determine.

     2.6 Release. Each Borrower for itself and its successors and assigns does hereby remise, release, discharge and hold Agent and Lenders, their officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower or its successors or assigns has had or may now or hereafter claim to have against any of Agent, Lenders or their officers, directors, agents and employees and their respective predecessors, successors and assigns in any way arising from or connected with the Existing Agreement or the arrangements set forth therein or transactions thereunder up to and including the date hereof.

     2.7  Joint and Several Liability.

	  (a) Each Borrower hereby expressly assumes and agrees to be directly liable to Agent and Lenders, jointly and severally, for all Obligations under, contained in, or arising out of the Loan
Agreement and the other Financing Agreements.

	  (b) WCI Steel and WCI Sales LP shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which of them actually receives the Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records. The Obligations with respect to Loans made to WCI Steel or WCI Sales LP and the Obligations arising as a result of the joint and several liability of WCI Steel or WCI Sales LP, with respect to Loans made to either WCI Steel or WCI Sales LP, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of WCI Steel and WCI Sales LP. The Obligations arising as a result of the joint and several liability of WCI Steel and WCI Sales LP with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other or of any promissory note or other document evidencing all or any part of the Obligations of the other, (ii) the absence of any attempt to collect the Obligations from the other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent or any Lender, (iv) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrower, (v) the election of Agent or any Lender in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code,
(vi) any borrowings or grant of a security interest by the other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the claim(s) of Agent or any Lender for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower. With respect to the Obligations arising as a result of the joint and several liability of WCI Steel and WCI Sales LP with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder, each of WCI Steel and WCI Sales LP waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against WCI Steel and WCI Sales LP, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent. Upon any Event of Default, Agent may proceed directly and at once, without notice, against either WCI Steel or WCI Sales LP to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. Each of WCI Steel and WCI Sales LP consents and agrees that Agent shall be under no obligation to marshall any assets in favor of WCI Steel and WCI Sales LP or against or in payment of any or all of the Obligations.

     SECTION 3. AMOUNTS AND TERMS OF LOANS AND
		OTHER FINANCIAL ACCOMMODATIONS

     3.1  Loans.

	  (a) Subject to, and upon the terms and conditions contained herein:

	  (i) at the request of WCI Sales LP, or at the request of WCI Steel on behalf of WCI Sales LP, each of Lenders severally, but not jointly, agrees to lend to WCI Sales LP and authorizes and appoints Agent to make Loans to WCI Sales LP, for the account of and as Agent for Lenders, in such amounts from time to time as may be so requested, of up to: (A) eighty-five (85%) percent of the Net Amount of Eligible Accounts of WCI Sales LP (or such greater or lesser percentage thereof as Agent may determine from time to time), plus (B) sixty (60%) percent of the Value of Eligible Inventory of WCI Sales LP taking into account the elimination of intercompany profit (or such greater or lesser percentage thereof as Agent may, in good faith, determine from time to time);

	  (ii) at the request of WCI Steel, each of Lenders severally, but not jointly, agrees to lend to WCI Steel, and authorizes and appoints Agent to make Loans to WCI Steel, for the account of and as Agent for Lenders, in such amounts from time to time as may be so requested, of up to (A) eighty-five (85%) percent of the Net Amount of Eligible Accounts of WCI Steel (or such greater or lesser percentage thereof as Agent may determine from time to time), plus (B) sixty (60%) percent of the Value of Eligible Inventory of WCI Steel taking into account the elimination of intercompany profit (or such greater or lesser percentage thereof as Agent may, in good faith, determine from time to time).

	  (b) Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, except in Agent's discretion, the aggregate unpaid principal amount of the Loans outstanding at any time based on Eligible Inventory, regardless of the amounts of such Eligible Inventory, shall not exceed $60,000,000.

	  (c) Agent may, from time to time, permit the outstanding amount of the Loans and/or Letter of Credit Accommodations, or the aggregate amounts of the outstanding Loans and the Letter of Credit Accommodations to exceed the amounts available under the Lending Formulas, the lending sublimit set forth in Section 3.1(b) above, or the Maximum Credit, as applicable; provided, that, should Agent so permit in any one instance such event shall not operate to limit, waive or otherwise affect any rights of Agent or Lenders on any future occasions. In such event, and without limiting the right of Agent to demand payment of the Obligations, or any portion thereof, in accordance with any other terms of this Agreement or the other Financing Agreements, Borrowers shall remain liable therefor and Borrowers shall, upon demand by Agent, which may be made at any time and from time to time, repay to Agent the entire amount of any such excess(es) or in accordance with such other terms as Agent may agree to in writing at the time.

     3.2 Letter of Credit Accommodations.

	  (a) Agent may, in its discretion, from time to time, for the account and on behalf of Lenders, on terms and conditions and in amounts acceptable to Agent, at the request of a Borrower, provide one or more of the following financial accommodations to such Borrower: (i) issue, open or cause the issuance or opening of letters of credit or purchase or other guaranties for the purchase of goods and services in the ordinary course of the business of such Borrower or for any other purpose approved by Agent or (ii) assist such Borrower in establishing or opening letters of credit for such purposes by indemnifying the issuer thereof or guaranteeing the payment or performance of such Borrower to such issuer in connection therewith (individually and collectively, the "Letter of Credit Accommodations").

	  (b) Without limiting Agent's continuing discretion as aforesaid, the extension of such Letter of Credit Accommodations by Agent shall be subject to the satisfaction of each of the following additional conditions precedent: (i) additional Loans pursuant to the Lending Formulas, the lending sublimit set forth in Section 3.1(b) and the Maximum Credit, shall be available to such Borrower on the date of, and after giving effect to, the proposed issuance of the Letter of Credit Accommodations equal to one hundred percent (100%) of the amount thereof; (ii) if any of such Letter of Credit Accommodations is for the purpose of purchasing goods, Agent and Lenders shall have a valid and perfected first security interest in and lien upon goods being acquired in connection therewith; (iii) the form and content of all such Letter of Credit Accommodations shall be satisfactory to Agent and all documents, instruments, notices and statements relating thereto, if any, which Agent may request, shall be promptly delivered to Agent; and (iv) such Borrower shall have fully complied to Agent's satisfaction with all terms and provisions hereof and of the terms and provisions of any agreements relating to the Letter of Credit Accommodations in form and substance acceptable to Agent or Lenders now or hereafter entered into between such Borrower, Agent and Lenders, including the payment of all fees, commissions and charges set forth herein and therein.

	  (c) Borrowers hereby, jointly and severally, agree to indemnify Agent and each of Lenders with respect to any loss, cost, liability or expense which Agent and either of Lenders may suffer or incur in connection with the Letter of Credit Accommodations. Each Borrower further agrees that any payments made or other obligations incurred by Agent or Lenders in connection with Letter of Credit Accommodations are part of the Obligations, and shall be payable in accordance with the terms hereof and of the other Financing Agreements. Any such payments made or obligations incurred by Agent on behalf of Lenders, including, without limitation, any of the same made after termination or non-renewal of this Agreement or the other Financing Agreements with respect to Letter of Credit Accommodations provided to any Borrower prior to such termination or non-renewal, shall automatically be treated for purposes hereof as Loans and shall accrue interest at the Interest Rate then payable by such Borrower commencing on the date such payment is made by Agent.

	  (d) Except in Agent's discretion, the aggregate maximum amount of Loans which might otherwise be made available to Borrowers by Agent pursuant to the Lending Formulas, the lending sublimit set forth in Section 3.1(b) and the Maximum Credit, shall be reduced from time to time in an amount equal to one hundred (100%) percent of the then outstanding aggregate amount of the Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent with respect thereto.

	  (e) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent for the account of Lenders a letter of credit fee at a rate equal to one and one-half (1 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

	  (f) Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, except in Agent's discretion, the aggregate amount of all Letter of Credit Accommodations pursuant hereto and all other commitments and obligations made or incurred by Agent or Lenders pursuant hereto for the account or benefit of Borrowers in connection therewith outstanding at any time shall not exceed $20,000,000.

     3.3  Maximum Credit.

	  (a) Except in Lenders discretion, the aggregate unpaid principal amount of the Loans outstanding at any time, plus all then outstanding Letter of Credit Accommodations (and all other commitments and obligations made or incurred by Agent or Lenders with respect to such Letter of Credit Accommodations) shall not exceed the amount of the Maximum Credit.

	  (b) The aggregate unpaid principal amount of Loans plus all then outstanding Letter of Credit Accommodations (and all other commitments and obligations made or incurred by Agent or Lenders with respect to such Letter of Credit Accommodations), made or provided by Agent to Borrowers for the account of and as agent for each Lender, shall not exceed each Lender's respective Commitment Percentage with respect to such amount.

     3.4 Reserves. Without limiting any other rights and remedies of Agent or Lenders hereunder or under the other Financing Agreements, all Loans otherwise available to any Borrower pursuant to the Lending Formulas, the lending sublimit set forth in Section 3.1(b) hereof and the Maximum Credit shall be subject to Agent's continuing right, for and on behalf of Lenders, in its good faith discretion, to establish a reserve reducing the amounts of Loans otherwise available to any or all of Borrowers pursuant to the Lending Formulas, such sublimit and the Maximum Credit, and to increase and decrease such reserve from time to time, if and to the extent that, in Agent's judgment, such reserve is necessary to protect Agent and Lenders against possible non-payment for any reason by Account Debtors or possible non-payment of any of the Obligations, or in respect of any state of facts which does or would, with notice or passage of time or both, constitute an Event of Default hereunder or for any other reason.

     3.5  Fees.

	  (a) Borrowers shall pay to Agent for the account of Lenders an extension fee in an amount equal to $200,000, which amount shall be payable simultaneously with the execution hereof, which fee is fully earned as of the date hereof.

	  (b) With respect to each month (or part thereof) that this Agreement is in effect or so long as any of the Obligations are outstanding, Borrowers shall pay to Agent for the account of Lenders a fee at a rate equal to one-half of one percent (1/2%) per annum (calculated on the basis of a three hundred sixty (360) day year and actual days elapsed) for such month and payable monthly, in arrears, upon the excess, if any, of: (i) $60,000,000 over (ii) the sum of: (A) the greater of (1) the average of the daily principal balances of the outstanding Loans for such month (or part thereof) or (2) zero, plus (B) the average of the daily principal balances of the Letter of Credit Accommodations for such month (or part thereof).

	  (c) Borrowers shall pay to Agent for the account of Agent monthly a servicing fee in the amount of $15,000 for each month (or part thereof) while this agreement remains in effect or so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned and payable as of the first day of each month.

	  (d) The fees provided for in this Section 3.5 shall be in addition to all other amounts payable by Borrowers under this Agreement and the other Financing Agreements and shall constitute part of the Obligations. Such fees may, at Agent's option, be charged directly to any account(s) of Borrowers maintained with Agent or Lenders.

     3.6  Interest.

	  (a) Borrowers shall pay to Agent interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

	  (b) Each Borrower may from time to time request that Prime Rate Loans to it be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans to it continue for an additional Interest Period. Such request from a Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) such Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed eighty (80%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, as determined by Agent (but with no obligation of Agent to make such Loans) and (vii) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by a Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and the Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and the Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

	  (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to the applicable Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Loans then available to such Borrower under
Section 3 of this Agreement. Borrowers shall pay to Agent, upon demand by Agent (or Agent may, at its option, charge any loan account of a Borrower) any amounts required to compensate Agent and/or Lenders, the Reference Bank or any participant with Agent for any loss (excluding loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

	  (d) Interest shall be payable by Borrowers to Agent monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.7  Conduct of Accounts; Cross-Collateralization.

	  (a) Agent and Lenders may maintain one or more accounts reflecting the Loans, the Letter of Credit Accommodations, repayments of the Loans and payments of the other Obligations and any of the Collateral contemplated under this Agreement or the other Financing Agreements with respect to Borrowers, as Agent and Lenders shall, in their discretion, determine. All Loans to a Borrower shall be charged to a loan account in the name of such Borrower on Agent's books. All Collateral or other collateral security held by or granted to Agent and Lenders by any Borrower or any third persons shall be security for the payment and performance of any and all Obligations of Borrowers to Agent and Lenders (including but not limited to the Loans and the Letter of Credit Accommodations), notwithstanding the maintenance of separate accounts for any Borrower or third persons or the existence of any notes.

	  (b) All Loans under this Agreement shall be made by Agent for the account of Lenders on a pro rata basis pursuant to each Lender's Commitment Percentage. It is understood that neither of Lenders nor Agent shall be responsible to any Borrower for any failure by the other Lender or Agent to fulfill its obligations to make or, in the case of Agent, to advance for the account of Lenders, the Loans provided to be made by it or on its behalf hereunder.

	  (c) All payments (including prepayments) by or on behalf of any Borrower or any other amounts received by Agent on account of the Loans or the other Obligations, or charged to any Borrower's account as permitted hereunder, shall be made by or on behalf of such Borrower, and/or received by Agent for the account of Lenders on a pro rata basis pursuant to each Lender's Commitment Percentage. Borrowers shall make all payments in respect of the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholdings, restrictions or conditions of any kind or nature whatsoever. Each Borrower acknowledges and agrees that Agent shall have the sole responsibility for the distribution of any such payments or other amounts to each of Lenders. As between Borrowers and Lenders, together with Agent, each Lender may enforce against Borrowers the Obligations to such Lender, based on the Commitment Percentage, and Agent may enforce against Borrowers the Obligations on behalf of both Lenders or either Lender.

	  (d) All Loans and other Obligations shall be payable to Agent for the account of Lenders at its address specified herein or at such other place as Agent may hereafter designate in writing from time to time. Agent may apply payments received or collected from any Borrower or for the account of any Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in whatever order and manner Agent, in its discretion, determines. Agent shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Upon the request of Agent and/or Lenders, Borrowers shall execute and deliver to Agent and Lenders one or more promissory notes, in form and substance satisfactory to Agent and Lenders, to evidence further the Loans, the Letter of Credit Accommodations or any portion thereof.

	  (e) If after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, Agent or Lenders are for any reason required to surrender such payment or proceeds to any Person, because such payment or proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason, then the Obligations or any part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by Agent or Lenders and Borrowers shall be liable to pay to Agent for the account of Lenders, and hereby do indemnify Agent and Lenders and hold them harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.7(e) shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or Lenders in reliance upon such payment or proceeds, and any such contrary action so taken shall be without prejudice to Agent's or Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or proceeds having become final and irrevocable. The provisions of this Section 3.7(e) shall survive the termination of this Agreement and the other Financing Agreements.

	  (f) At Agent's option, all principal, interest, fees, commissions, costs, expenses, or other charges hereunder, under the other Financing Agreements or in connection herewith or therewith, and any and all Loans, may be charged directly to any account(s) of Borrowers maintained by Agent.

	  (g) Agent shall render to each Borrower at the address of such Borrower set forth in Section 10.6 hereof, each month, one or more statements with respect to the loan account(s) maintained by Agent for such Borrower pursuant to the provisions hereof, as of the end of each month while this Agreement is in effect. Such statements of account shall be considered correct, and deemed accepted by and conclusively binding upon such Borrower, except to the extent Agent and Lenders shall receive from such Borrower written notice of all exceptions to such statement of account with specificity, within forty-five (45) days from the date of sending.

     3.8  Collected Credit Balances.

	  (a) Any Borrower may from time to time maintain a credit balance in its loan account with Agent. To the extent of the outstanding daily amount of such credit balance for any Borrower received by Agent in immediately available funds and then held by Agent for the account of Lenders (a "Collected Credit Balance"), Agent shall, for the account of Congress, credit the loan account of such Borrower as hereafter provided in an amount equal to three (3%) percent per annum less than the Prime Rate on such Collected Credit Balance (the "Interest Equivalent"); provided, that, the aggregate amount of such credits to Borrowers' loan accounts in respect of the amount of such Collected Credit Balances shall not exceed $10,000,000.

	  (b) Such Interest Equivalent on the Collected Credit Balance shall be credited thereto monthly on the first day of each month and shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed, so long as no Event of Default shall exist or have occurred. The Prime Rate used to calculate such Interest Equivalent shall increase or decrease by an amount equal to such increase or decrease in such Prime Rate effective on the first day of the month after any change in such Prime Rate is announced, based on the Prime Rate in effect on the last day of the month in which any such change occurs.

	  (c) Notwithstanding anything to the contrary set forth herein, for each day on which a Borrower maintains a Collected Credit Balance, all payments and other funds for which Agent has received immediately available funds prior to 11:00 a.m., New York City time on such date will be applied (conditional upon final collection) on such date, or on the next business day if not received at or before such time, for purposes of calculating Interest Equivalent on the Collected Credit Balance.

     3.9 Appointment of Agent for Requesting Loans and Receipt of Loans and Statements.

	  (a) WCI Sales LP hereby irrevocably appoints and constitutes WCI Steel as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to the Loan Agreement and the other Financing Agreements from Agent and Lenders in the name or on behalf of WCI Sales LP. Agent and Lenders may disburse the Loans to such bank account of WCI Steel or otherwise make such Loans to WCI Sales LP and provide such Letter of Credit Accommodations to WCI Sales LP as WCI Steel may designate or direct, without notice to WCI Sales LP, any Obligor or any other person at any time obligated on or in respect of the Obligations.

	  (b) WCI Steel hereby accepts the appointment by WCI Sales LP as the agent of WCI Sales LP pursuant to Section 5(a) hereof. WCI Steel shall ensure that the disbursements of any Loans to WCI Sales LP requested by or paid to WCI Steel or the issuance of any Letter of Credit Accommodations for WCI Sales LP shall be paid to or for the account of WCI Sales LP.

	  (c) WCI Sales LP hereby irrevocably appoints and constitutes WCI Steel as its agent to receive statements of account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with the Loan
Agreement and the other Financing Agreements.

	  (d)  No purported termination of the appointment of WCI
Steel as agent as aforesaid shall be effective, except after ten
(10) days prior written notice to Agent.

     3.10 Use of Proceeds. All Loans made and Letter of Credit Accommodations and any other financial accommodations provided by Lenders to Borrowers pursuant to this Agreement and any of the other Financing Agreements shall be used by Borrowers for general operating and/or working capital purposes of Borrowers or, in the case of WCI Steel, to repurchase any Existing RSI Notes and/or WCI Public Shares in accordance with Sections 7.3(d)(ii)(B)(2) and 7.7(b)(iii) hereof, respectively.

     3.11 Compensation Adjustment.

	  (a) If after the date of this Agreement the introduction of, or any change in, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by Agent or Lenders therewith:

	       (i) subjects either Agent or Lenders to any tax, duty, charge or withholding on or from payments due from Borrower (excluding franchise taxes imposed upon, and taxation of the overall net income of, Agent or Lenders), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder; or

	       (ii) imposes or increases or deems applicable any reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Agent or Lenders; or

	       (iii) imposes any other condition the result of which is to increase the cost to Agent or Lenders of making, funding or maintaining the Loans or reduces any amount receivable by Agent or Lenders in connection with the Loans, or requires either of them to make payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by Lenders; or

	       (iv) imposes or increases any capital requirement or affects the amount of capital required or expected to be maintained by Lenders or any corporation controlling Lenders, and either of Lenders determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans hereunder, all of which may be determined by Lenders' reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained;

and the result of any of the foregoing is to increase the cost to Agent or Lenders of making, renewing or maintaining the Loans, or to reduce the rate of return to Agent or either of Lenders on the Loans, then, within fifteen (15) days of demand by Agent or either of Lenders, Borrowers shall pay to Agent, and continue to make periodic payments to Agent, such additional amounts as may be necessary to compensate Agent and Lenders for any such additional cost incurred or reduced rate of return realized.

	  (b) A certificate of Agent or either of Lenders claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the method by which such amounts were determined. In determining any additional amounts due from Borrowers under this Section 3.9, Agent and Lenders shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to the Agent's or such Lender's loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all loans and commitments similar to the Loans and commitments under this Agreement by such Agent or Lender, as the case may be, whether or not the loan documentation for such other loans and commitments permits such Agent or Lender to receive compensation costs of the type described in this Section 3.9.

	  (c) In the event that Borrowers shall be required to make any payments to Agent or either of Lenders pursuant to this
Section 3.9 and such payments, together with amounts paid by Borrowers in respect of interest, results in the amounts paid by Borrowers to Agent or either of Lenders to exceed the amounts otherwise payable by Borrowers to Agent or either of Lenders by more than one-quarter percent (1/4%) per annum in excess of the then applicable Interest Rate, within ninety (90) days after the date of demand by the Agent or either of Lenders for the first of such payment or payments as provided in Section 3.9(a) above, Borrowers may, without payment of the early termination fee provided for in Section 10.2(e) hereof, terminate the portion of the financing arrangements provided to Borrowers by the Lender requesting such payment or payments (but not the other Lender); provided, that, (i) within such ninety (90) day period, all Obligations of Borrowers to such Lender based on the Commitment Percentage shall be paid in full and (ii) the Maximum Credit and the termination fee provided for in Section 10.2(e) shall be reduced accordingly.

	  3.12  Changes in Laws and Increased Costs of Eurodollar
Rate Loans.

	       (a) In addition to, and not in limitation of, the provisions contained in Section 3.9(a) hereof, all Eurodollar Rate Loans shall, upon notice by Agent to any Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Agent, Lenders, the Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Agent, Lenders, the Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Agent to be material, or (C) reduce the amounts received or receivable by Agent or Lenders in respect thereof, by an amount deemed by Agent to be material or (ii) the cost to Agent, Lenders, the Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Agent to be material. Borrowers shall pay to Agent for the account of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of a Borrower) any amounts required to compensate Agent, Lenders, the Reference Bank or any participant with Lenders for any loss (excluding loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof, provided, that no participant shall be entitled to receive any greater amount than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred. A certificate of Agent setting forth the basis for the determination of such amount necessary to compensate Agent or Lenders as provided in this Section 3.10 shall be delivered to any Borrower and shall be conclusive, absent manifest error.

	       (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Agent, other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 9.1 hereof or any other payments made with the proceeds of Collateral, Borrowers shall pay to Agent upon demand by Agent (or Agent may, at its option, charge any loan account of a Borrower) any amounts required to compensate Agent, Lenders, the Reference Bank or any participant with Lenders for any additional loss (excluding loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

     SECTION 4. CONDITIONS PRECEDENT TO EFFECTIVENESS AND
		TO LOANS AND OTHER FINANCIAL ACCOMMODATIONS

     The effectiveness of this Agreement is subject to the satisfaction of all of the following conditions and each of the following conditions is an additional condition precedent to Agent on behalf of Lenders making the Loans and providing the Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements, including the making of the initial and any future Loans and Letter of Credit Accommodations contemplated hereunder (any of which may be waived, in whole or in part, only by each Lender in writing):

     4.1 Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments, releases, terminations and other agreements and documents from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, agreements from processors, warehouses, lessors and/or mortgagees acknowledging the first priority liens of Agent and Lenders, waiving any security interests, liens or other claims by such persons to the Collateral and permitting Agent and Lenders access to the premises to exercise their rights and remedies and otherwise deal with the Collateral;

     4.2 Agent shall have received, in form and substance satisfactory to Agent, an opinion letter of counsel to Borrowers with respect to this Agreement, the other Financing Agreements and such other matters as Agent or Lenders or their counsel may request;

     4.3 Agent shall have received, in form and substance satisfactory to Agent, the reaffirmation of each of the following documents:

	  (a)  Guarantee, dated as of October 31, 1997, by WCI
Production, WCI Metallurgical, and WCI Sales LP in favor of Agent and Lenders, with respect to the Obligations of WCI Steel;

	  (b)  Guarantee, dated as of October 31, 1997, by WCI
Production, WCI Metallurgical, WCI Steel and Niles in favor of
Agent and Lenders, with respect to the Obligations of WCI Sales LP;

	  (c) Security Agreement, dated as of October 31, 1997, by WCI Production in favor of Agent and Lenders; and

	  (d) Security Agreement, dated as of October 31, 1997, by WCI Metallurgical in favor of Agent and Lenders.

     4.4 this Agreement, the other Financing Agreements and all instruments and documents thereunder shall have been duly authorized, executed and delivered to Agent and Lenders, in form and substance satisfactory to Agent;

     4.5 all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects;

     4.6 no Event of Default shall have occurred and be continuing and no event shall have occurred or condition be existing and continuing which, with notice or passage of time or both, would constitute an Event of Default.

     SECTION 5. COLLATERAL

     5.1 As collateral security for the prompt performance, observance and payment in full of all of the Obligations, each Borrower hereby grants, pledges and assigns to each of Lenders and Agent, and also confirms, reaffirms and restates its prior grant to each of Lenders and Agent of, a continuing security interest in and liens upon, and rights of setoff against, all of the following now owned and hereafter acquired or existing assets and properties of such Borrower (which assets and properties, together with all other collateral security for the Obligations granted to or otherwise held or acquired by Agent and/or Lenders are referred to herein as the "Collateral"):

	  (a)  all Accounts;

	  (b)  all Inventory;

	  (c) all monies, securities and other investment property, deposits (general or special), deposit accounts, balances, sums and credits to the extent constituting or containing proceeds of Collateral or now or hereafter held by Agent or any Lender as additional Collateral (including, without limitation, cash collateral delivered by Borrowers to Agent pursuant to Section 10.2(c) hereof) to secure any Obligations; provided, that, any monies received in the Blocked Accounts and thereafter transferred to the operating account of a Borrower, in accordance with the Blocked Account Agreement, shall not constitute proceeds of Collateral for purposes of this Section 5.1(c);

	  (d) all right, title and interest, and all enforcement and other rights, remedies, and security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession, sequestration and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, credit and other insurance;

	  (e) all right, title and interest in, to and in respect of all goods relating to Accounts, including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Account or other Collateral, including, without limitation, all returned, reclaimed or repossessed goods;

	  (f) all general intangibles of every kind and description (other than trademarks and patents) to the extent relating to, arising out of, or used in connection with, any of the other Collateral, including, without limitation, (i) the interests of such Borrower in any surety, insurance (other than business interruption insurance) or bonds, letters of credit or other guaranties and (ii) claims and other choses in action;

	  (g) all present and future books and records relating to any of the above, including, without limitation, all ledgers, books of account, records, tapes, cards, computer programs, computer disks or tape files, computer printouts, computer runs, computer data and other computer prepared information in the possession or control of such Borrower, any computer service bureau or other third person; and

	  (h) all products and proceeds of the foregoing, in any form, including, without limitation, any insurance proceeds and any claims against third persons for loss or damage to or destruction of any or all of the foregoing.


     SECTION 6. REPRESENTATIONS AND WARRANTIES

     Borrowers hereby jointly and severally represent and warrant to Agent and Lenders as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of each, together with the representations and warranties in the other Financing Agreements, being a continuing condition of each Loan and each Letter of Credit Accommodation:

     6.1  Organization and Qualification.

	  (a) WCI Steel is a duly organized and validly existing corporation in good standing under the laws of the State of Ohio, with perpetual corporate existence. WCI Metallurgical is an Ohio corporation, duly organized and validly existing in good standing under the laws of the State of Ohio. WCI Production is an Ohio corporation, duly organized and validly existing in good standing under the laws of the State of Ohio. WCI Sales LP is an Ohio limited partnership, duly formed and validly existing in good standing under the laws of the State of Ohio. The sole general partner of WCI Sales LP is and shall be WCI Production and the sole limited partner of WCI Sales LP is and shall be WCI Metallurgical. Each of WCI Steel, WCI Sales LP, WCI Metallurgical and WCI Production (i) is duly licensed or qualified to do business as a foreign corporation or partnership, as the case may be, and is in good standing in each of the jurisdictions set forth in Exhibit A annexed hereto, which are the only jurisdictions where the nature of the properties owned or licensed or the nature of the business makes such licensing or qualification to do business necessary, and
(ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and will be conducted in the future.

	   (b) The only Subsidiaries of WCI Steel are Niles, Youngstown Sinter, WCI Metallurgical, WCI Production and WCI Sales LP. WCI Steel is the owner of record and holder of all of the issued and outstanding shares of capital stock or other equity interests of each of such Subsidiaries free and clear of all claims, liens, pledges and encumbrances of any kind except in favor of Agent or Lenders. All of the outstanding shares of capital stock of each of WCI Production and WCI Metallurgical have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

     6.2 Power and Authority. Each Borrower has the power and authority to borrow and to execute, deliver and carry out the terms and provisions of this Agreement and the other Financing Agreements and all other agreements, instruments and documents delivered by such Borrower pursuant hereto and thereto applicable to it, and each Borrower has taken or caused to be taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement, the other Financing Agreements and the other agreements relating hereto or thereto to which it is a party, the present and future borrowings by such Borrower hereunder and thereunder and the execution, delivery and performance of the instruments and documents delivered and to be delivered by it pursuant hereto and thereto. This Agreement and the other Financing Agreements to which any Borrower is a party constitute and will constitute legal, valid and binding obligations of such Borrower, enforceable in accordance with their respective terms.

     6.3  Capitalization.

	  (a) All of the issued and outstanding shares of stock of WCI Steel are directly and beneficially owned and held by Renco Steel Holdings and have been duly authorized and are fully paid and non-assessable. All of the issued and outstanding shares of stock of Renco Steel Holdings are directly and beneficially owned and held by Renco Group and have been duly authorized and are fully paid and non-assessable.

	  (b) Each Borrower has sufficient capital to carry on all businesses and transactions in which it now engages or proposes to engage in, is solvent and will, in the reasonable, good faith determination of such Borrower as of the date hereof, continue to be solvent after the creation of the Obligations and the security interests in favor of Agent and Lenders, and is able to pay its debts as they mature.

     6.4  Compliance with Other
	  Agreements and Applicable Law.

	  (a) Each Borrower is not in default under, in violation of or in contravention of, in any respect, any material indenture, mortgage, deed of trust, deed to secure debt, agreement or instrument to which it is a party or by which it or any of its assets or properties may be or are bound.

	  (b) Neither the execution and delivery of this Agreement, the other Financing Agreements, or any of the instr-

uments and documents to be delivered pursuant hereto or thereto, nor the consummation of the transactions herein or therein conte-

mplated, nor compliance with the provisions hereof or thereof, has violated any law or regulation or any order or decree of any court or governmental instrumentality in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or instrument to which any Borrower is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower (except as specifically contemplated hereunder or under the other Financing Agreements) or violate any provision of the Certificate of Incorporation or By-Laws of any Borrower.

	  (c) Except as set forth in Exhibit G hereto, each Borrower has obtained all material permits, licenses, certificates, approvals, consents, orders or authorizations of any governmental regulatory authority or other governmental body or authority required for the lawful conduct of its business and is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business (including, without limitation, those set forth in or promulgated pursuant to ERISA, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, the Code, and the Environmental Laws).

     6.5 Governmental Approval. No consent, approval or other action of, or filing with, or notice to any governmental or public body, authority or instrumentality is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for the filing of UCC financing statements.

     6.6  Chief Executive Offices; Collateral Locations.

	  (a) The address of the principal place of business and chief executive office of each Borrower is as set forth on Exhibit B hereto, which address is the mailing address for such principal place of business and chief executive office. The books and records relating to the Accounts of each Borrower are located at its chief executive office as set forth on Exhibit B. The Collateral is located only at the addresses set forth on Exhibit C.

	  (b) A Borrower may open any new location within the continental United States provided it (i) gives Agent thirty (30) days prior written notice (or, if the Value of the Collateral to be located in such location will be $250,000 or less, ten (10) days prior written notice) of the intended opening of any such new location and (ii) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent and Lenders may deem reasonably necessary or desirable to protect their interests in the Collateral to be located in such location, including, without limitation, UCC financing statements and agreements from appropriate Persons acknowledging the liens of Lenders on the Collateral to be located in such location, waiving any lien or claim by such Person to the Collateral and permitting Agent and Lenders access to the premises to exercise their rights and remedies and otherwise deal with the Collateral.

     6.7  Priority of Liens/Title to Properties.

	  (a) The security interests and liens granted to Agent and Lenders under this Agreement and the other Financing Agreements constitute valid and perfected liens and security interests in and upon the Collateral subject only to the liens indicated on Exhibit D hereto and the liens permitted under Section 7.4 hereof.

	  (b) Each Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those directly in favor of or assigned to Lenders and such others as are specifically permitted under the provisions of this Agreement as listed on Exhibit D hereto or under Section 7.4 hereof and the other Financing Agreements. Each Borrower has peaceful and undisturbed possession of all Real Property and Equipment and such other assets as may be necessary for its business as presently conducted or proposed to be conducted and under all leases, licenses and easements necessary for the operation of its properties and business. None of such leases, licenses and easements contain any unusual or burdensome provisions which might materially affect or impair the operations of such properties and business and all such leases, licenses and easements are valid and subsisting and in full force and effect.

     6.8 Tax Returns. Each Borrower has filed, or caused to be filed all Federal, State, county, local, foreign and other tax returns, reports and declarations which are required to be filed by it and as to which an extension has not been granted and has paid or caused to be paid all taxes shown to be due and payable on said returns and reports or in any assessment received by it, to the extent that such taxes have become due and payable, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     6.9 Litigation. Except as set forth on Exhibit E hereto, there is no present investigation by any governmental agency pending or threatened against or affecting any Borrower or its properties or business and there is no action, suit, proceeding or claim by any Person pending or threatened against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, the other Financing Agreements, or other instruments, agreements or documents delivered in connection herewith or therewith, which if adversely determined with respect to it would result in any material adverse change in the business, properties, assets, goodwill or condition, financial or otherwise, of any Borrower.

     6.10 Intellectual Property. Each Borrower owns or licenses all patents, trademarks, service-marks, logos, tradenames, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of foregoing, which are necessary for the operation of its business as presently conducted or proposed to be conducted. No trademark, service-mark, logo or similar item at any time used by any Borrower which is owned by another person or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Lenders is affixed to any Eligible Inventory. To the best of each Borrower's knowledge, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, service-mark, tradename, copyright, license or other right owned by any other Person and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

     6.11 Accounts. Each Eligible Account of a Borrower represents a valid and legally enforceable indebtedness based upon an actual and bona fide sale and delivery of goods or rendition of services in the ordinary course of the business of such Borrower which has been finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable to make payment of the amount stated in each invoice, document or instrument evidencing the Eligible Account in accordance with the terms thereof, without offset, defense or counterclaim. All statements made and all unpaid balances appearing in the invoices, documents and instruments evidencing each Eligible Account are true and correct and are in all respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract and each Account Debtor is solvent and financially able to pay in full the Eligible Account when it matures. None of the transactions underlying or giving rise to any Account violates any state, federal or foreign laws or regulations, and all documents relating to the Accounts are legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms and all recording, filing and other requirements of giving public notice under any applicable law have been duly complied with.

     6.12 Employee Benefits.

	  (a) No Borrower has engaged in any transaction in connection with which such Borrower or, to the knowledge of Borrowers, any ERISA Affiliate of such Borrower, could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

	  (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower to be incurred with respect to any employee pension benefit plan of any Borrower or, to the knowledge of Borrowers, of any ERISA Affiliate of any Borrower. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of any Borrower or, to the knowledge of Borrowers, of any ERISA Affiliate of any Borrower, which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

	  (c) Full payment has been made of all amounts which any Borrower or, to the knowledge of Borrowers, any ERISA Affiliate of any Borrower, is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan maintained by any Borrower or, to the knowledge of Borrowers, any ERISA Affiliate of any Borrower.

	  (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by each Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, except as set forth on Exhibit F. The terms "current value" and "accrued benefit" have the meanings specified in Section 4062(b)(1)(A) and Section 3 of ERISA, respectively.

	  (e) No Borrower or, to the knowledge of Borrowers, any ERISA Affiliate of any Borrower, is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA, except as set forth on Exhibit G hereto.

     6.13 Environmental Compliance.

	  (a) Except as set forth on Exhibit G hereto, Borrowers and their Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrowers and their Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

	  (b) Except as set forth on Exhibit G hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its Subsidiaries or their businesses, operations or assets or any properties at which any Borrower or its Subsidiaries transported, stored or disposed of any Hazardous Materials.

	  (c) No Borrower or its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous
Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

	  (d) Borrowers and their Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrowers and their Subsidiaries under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

     6.14 Investment Company. No Borrower is an "investment company", or an "affiliated person" or "promoter" or "principal underwriter", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans and extension of the Letter of Credit Accommodations by Agent and Lenders, the application of the proceeds and the repayment thereof by Borrowers and the performance of the transactions contemplated herein will not violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order issued pursuant thereto.

     6.15 Regulation U; Securities Exchange Act of 1934. No Borrower owns any "margin security" as such term is defined in Regulation U, as amended (12 C.F.R. Part 207) of the Board. The proceeds of the borrowings made pursuant to this Agreement and the other Financing Agreements will be used by Borrowers only for the purposes contemplated hereunder. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board, as amended. No Borrower will take, nor will it permit any agent acting in its behalf to take, any action which might cause this Agreement or the other Financing Agreements, or instruments delivered pursuant hereto or thereto, to violate any regulation of the Board or to violate the Securities Exchange Act of 1934 or any state or other securities laws, in each case as in effect on the date hereof or as amended hereafter.

     6.16 No Material Adverse Change. There has been no material adverse change in the business, assets, condition (financial or otherwise) or results of operations or prospects of any Borrower since the date of the most recent financial statements with respect thereto submitted to Agent and Lenders or field examination with respect thereto conducted by Agent and/or Lenders.

     6.17 Financial Statements. None of the financial statements, reports and other information furnished or to be furnished by any Borrower to Agent and Lenders with respect to such Borrower and/or its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP, consistently applied, and shall fairly, completely and accurately present the consolidated financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

     6.18 Disclosure.

	  (a) The information contained in the representations and warranties of each Borrower set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Agents and Lenders, as contemplated in this Agreement or in the other Financing Agreements, does not contain and will not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

	  (b) After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes an Event of Default or which, with notice or passage of time or both would constitute an Event of Default.

     6.19 Labor Disputes. Except as set forth on Exhibit H: (a) there is no collective bargaining agreement or other labor contract covering employees of any Borrower or any Subsidiary of any Borrower; (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement; and (c) there is no pending or threatened strike, work stoppage, material unfair labor practice claims, or other material labor dispute against or affecting any Borrower or any Subsidiary of any Borrower or their respective employees.

     6.20 Corporate Name; Tradenames; Prior Transactions. No Borrower has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Exhibit I hereto.

     6.21 New WCI Notes. The New WCI Notes have been duly authorized, issued and delivered by WCI Steel and all agreements, documents and instruments related thereto, including, but not limited to, the New WCI Note Indenture, have been duly authorized, executed and delivered and the transactions contemplated thereunder performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver) of all conditions precedent set forth herein. All actions and proceedings required by the New WCI Note Agreements and the agreements, documents and instruments related thereto, applicable law or regulation have been taken and the transactions required thereunder have been duly and validly taken and consummated. Neither the execution and delivery of the New WCI Notes, any of the other New WCI Note Agreements or any of the instruments and documents to be delivered pursuant thereto, nor the consummation of the transactions therein contemplated, nor compliance with the provisions therein contemplated, has violated or will violate any law or regulation or any order or decree of any court or governmental instrumentality in any respect or does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or instrument to which any Borrower is a party or may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of any Borrower (except as specifically contemplated hereunder or under the other Financing Agreements) or violate any provision of the Certificate of Incorporation or By-Laws of any Borrower.

     6.22 The WCI Sales LP Limited Partnership Agreement has been duly and validly authorized, executed and delivered and constitutes a valid binding agreement enforceable in accordance with its terms.

     6.23 The assets and properties of WCI Sales LP, WCI Production and WCI Metallurgical are owned by them, free and clear of all security interests, liens and encumbrances of any kind, nature or description, except those security interests granted pursuant hereto or the Loan Agreement in favor of Agent and Lenders and except for Liens (if any) permitted under Section 7.4 of this Agreement or the other Financing Agreements. WCI Sales LP, WCI Production and WCI Metallurgical do not, and shall not, own any Equipment or Real Property having a value in the aggregate of more than $1,000,000 and the only other assets of WCI Sales LP are and shall be Accounts and Inventory. The only business of WCI Sales LP is, and shall be, the resale to third party customers of Inventory sold by WCI Steel to WCI Sales LP.

     6.24 All sales of Inventory by WCI Steel to WCI Sales LP after the date hereof shall be in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to WCI Steel than it would obtain in a comparable arm's length transaction with a person other than an Affiliate (except that the price of such Inventory so sold by WCI Steel to WCI Sales LP may be between ninety (90%) percent and one hundred (100%) percent of the market value of such Inventory based on the sales price to the ultimate third party customer). All services provided by WCI Production to WCI Steel and WCI Steel LP for planning steel production and all services provided by WCI Metallurgical to WCI Steel and WCI Sales LP for making steel and furnishing services to customers of WCI Sales LP shall be in the ordinary course of and pursuant to the reasonable requirements of the business of WCI Steel and WCI Sales LP and upon fair and reasonable terms no less favorable to each of WCI Steel and WCI Sales LP than it would obtain in a comparable arm's length transaction with a person other than an Affiliate.

     SECTION 7.  ADDITIONAL COVENANTS

     In addition to the covenants set forth in the other Financing Agreements, each Borrower hereby covenants to and agrees with Agent and Lenders that such Borrower shall comply with the following covenants, or cause the same to be complied with, unless Agent on behalf of both Lenders shall otherwise consent in writing:

     7.1 Tradenames. Some of each Borrower's invoices may from time to time be rendered to customers under the tradenames listed on Exhibit I hereto (which, together with any new tradenames used after the date hereof are referred to collectively as the "Tradenames" and individually, as a "Tradename"). As to the Tradenames used by it, and the related Accounts, each Borrower hereby agrees that:

	  (a) Each Tradename is a tradename (and not an independent corporation or other legal entity) by which such Borrower may identify and sell or lease certain of its goods or services and conduct a portion of its business.

	  (b) All Accounts and proceeds thereof (including any returned merchandise) which arise from the sale or lease of goods or rendition of services invoiced under the Tradename shall be owned solely by such Borrower and shall be subject to the security interests of Agent and Lenders and other terms of this Agreement and the other Financing Agreements.

	  (c) All assignments or confirmatory schedules of Accounts delivered to Agent or Lenders by such Borrower, whether in the name of any of the Tradenames or of such Borrower, shall be executed by such Borrower as owner of such assigned Accounts, as the case may be.

	  (d) New Tradenames may be used by such Borrower, but only if (i) Agent or Lenders are given at least thirty (30) days prior written notice of the intended use of any new Tradename and
(ii) such supplemental financing statements or similar instruments as Agent or Lenders may request shall be executed and delivered to Agent by such Borrower for filing or recording by Agent prior to the use of such new Tradename.

     7.2 Subsidiaries. No Borrower shall form or acquire any Subsidiaries without the prior written consent of Agent and Lenders. In the event Agent and Lenders so consent, promptly upon such formation or acquisition, such Subsidiary shall be deemed a party to this Agreement and bound by the terms and conditions hereof and each Borrower shall cause any such Subsidiary formed or acquired by it to execute and deliver to Agent and Lenders, in form and substance satisfactory to Agent and Lenders and their counsel:
(a) an absolute and unconditional guarantee of payment of any and all present and future Obligations of Borrowers to Agent and Lenders, (b) a general security agreement granting to Agent and Lenders a first and only lien (except as otherwise consented to in writing by Agent on behalf of Lenders) upon such assets of such Subsidiary of the same type as are included in the definition of
 Collateral herein, (c) related Uniform Commercial Code Financing Statements, and (d) such other agreements, documents and instruments as Agent and Lenders may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Agent and Lenders.

     7.3 Indebtedness. Each Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist, contingently or otherwise, any Indebtedness, except:

	  (a)  Indebtedness to Agent and Lenders;

	  (b) Indebtedness consisting of unsecured current liabilities incurred in the ordinary course of its business;

	  (c) Indebtedness incurred in the ordinary course of its business secured only by liens permitted under Section 7.4(c) and
(d) hereof;

	  (d) all Indebtedness of WCI Steel not to exceed the principal amount of $300,000 evidenced by the Existing RSI Notes, plus interest thereon at the rate provided for in the Existing RSI Notes as in effect on November 27, 1996; provided, that, WCI Steel may prepay, redeem, retire, defease or purchase any Existing RSI Notes so long as the aggregate of the amounts paid for such prepayments, redemptions, retirements, defeasance and repurchases and the amounts paid for repurchases of WCI Public Shares pursuant to Section 7.7(b)(iii) shall not exceed $300,000;

	  (e) Indebtedness of any wholly owned Subsidiary of any Borrower arising pursuant to loans by such Borrower to such Subsidiary permitted under Section 7.5 hereof;

	  (f)  Indebtedness of any Borrower to any wholly owned
Subsidiary of such Borrower arising pursuant to loans by such Subsidiary to such Borrower permitted under Section 7.5 hereof;

	  (g) Indebtedness of Youngstown Sinter with respect to the bonds issued by City of Youngstown, Ohio or an instrumentality thereof not to exceed the principal amount of $1,100,000, arising pursuant to the term loan provided by the City of Youngstown, Ohio or such instrumentality to Youngstown Sinter pursuant to the Promissory Note, dated April 15, 1991, issued by Youngstown Sinter to the order of the City of Youngstown, the Loan Agreement, dated June 11, 1990, by Youngstown Sinter in favor of the City of Youngstown, and the Security Agreement, dated April 5, 1991 by Youngstown Sinter in favor of the City of Youngstown, true, correct and complete copies of which have been delivered to Agent; provided, that, as to any such Indebtedness (i) Youngstown Sinter may only make regularly scheduled payments of principal and interest with respect to such Indebtedness, (ii) Youngstown Sinter shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such Indebtedness or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose or (C) amend, modify, alter or change the terms of the arrangements related thereof, or any agreement or instrument evidencing such Indebtedness, and (iii) WCI Steel shall, or shall cause Youngstown Sinter to, furnish to Agent and Lenders all notices, demands or other materials concerning such Indebtedness, either received by WCI Steel or Youngstown Sinter in connection therewith promptly after receipt thereof or sent by WCI Steel or Youngstown Sinter or on its or their behalf, concurrently with the sending thereof, as the case may be; except that Youngstown Sinter may prepay such Indebtedness, in whole or in part, if: (1) Excess Availability for WCI Steel shall have been not less than $25,000,000 at all times during the thirty (30) consecutive day period immediately prior to the date of any such prepayment; (2) after giving effect to any such prepayment, Excess Availability for WCI Steel shall not be less than $25,000,000; and (3) as of the date of making such prepayment and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

	  (h) Indebtedness incurred in the ordinary course of business (other than for borrowed money or with respect to capital leases) consisting of unsecured non-current accruals and deferred liabilities relating to deferred compensation and taxes, environmental liabilities, post-employment benefits for health care, life insurance and long term disability benefits and similar items;

	  (i) unsecured Indebtedness of Borrowers and their Subsidiaries arising after July 30, 1999 not to exceed $20,000,000 in the aggregate at any time outstanding; provided, that, (i) prior to any Borrower or its Subsidiaries incurring such Indebtedness, Agent shall have received not less than ten (10) days prior written notice setting forth the terms of such Indebtedness, (ii) such Indebtedness shall be incurred by Borrowers and their Subsidiaries at commercially reasonable rates and terms in an arm s length transaction, (iii) such Indebtedness shall not at any time include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower to amend, modify or supplement any of the terms or conditions of this Agreement or any of the other Financing Agreements, (iv) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing,
(v) any Borrower or Subsidiary incurring such Indebtedness shall promptly furnish to Agent such information and documents with respect thereof as Agent may from time to time reasonably request,
(vi) any Borrower or Subsidiary incurring such Indebtedness shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such Indebtedness or any payments pursuant to the purported acceleration thereof or (B) make any payments in respect of such Indebtedness if, as of the date such payment, and after giving effect thereto, an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (C) amend, modify, alter or change the terms of the agreements with respect to such payments or otherwise or (D) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (vii) any Borrower or Subsidiary incurring such Indebtedness shall furnish to Agent and Lenders all notices, demands or other materials in connection with such Indebtedness sent by such Borrower or Subsidiary or on its behalf, concurrently with the sending thereof, or received by such Borrower or Subsidiary promptly after the receipt thereof, as the case may be;

	  (j) Indebtedness of any Borrower existing on the date hereof which is described on Exhibit K hereto; provided, that: (i) such Borrower may only make regularly scheduled payments of principal and interest as set forth on Exhibit K; (ii) such Borrower shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such Indebtedness, or (B) amend, modify, alter or change the terms of the agreements with respect to such payments or otherwise or (C) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; (iii) such Borrower shall furnish to Agent and Lenders all notices, demands or other materials in connection with such Indebtedness sent by such Borrower or on its behalf, concurrently with the sending thereof, or received by such Borrower promptly after the receipt thereof, as the case may be;

	  (k) Indebtedness of any Borrower arising under Currency Protection Agreements entered into by such Borrower in the ordinary course of its business consistent with the current practices of such Borrower, provided, that, (i) no Borrower shall engage in any speculative hedging or similar transaction, (ii) the aggregate net exposure of Borrowers pursuant to such agreements shall not exceed $2,500,000 at any time outstanding and (iii) such agreements shall be with financial institutions organized under the laws of and located in the United States of America or any State thereof and having capital, surplus and undivided profits of at least $100,000,000; and

	  (l) Indebtedness of WCI Steel up to the principal amount of $300,000,000 evidenced by the New WCI Notes (as reduced by payments of principal in respect thereof), plus interest thereon at the rate provided for in the New WCI Notes as in effect on the date of the issuance thereof; provided, that: (i) WCI Steel shall only make regularly scheduled payments of principal and interest or other mandatory payments in respect of such Indebtedness in accordance with the terms of the New WCI Notes as in effect on the date of the issuance thereof, except that WCI Steel may prepay, in whole or in part, the New WCI Notes as in effect on the date of the issuance thereof, so long as (A) WCI Steel provides Agent with two
(2) Business Days' prior written notice of the intention of WCI Steel to make any such prepayment, (B) as of the date of such prepayment and after giving effect thereto, no Obligations (other than pursuant to Letter of Credit Accommodations and the costs, expenses and other charges relating thereto) shall be then outstanding, and (C) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing,
(ii) WCI Steel shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the New WCI Note Agreements or any agreements, documents or instruments executed and/or delivered in connection therewith as in effect on the original date of the execution and delivery thereof or (B) redeem, retire, defease, purchase or otherwise deposit or invest any sums for such purpose, except (1) as permitted by Section 7.3(l)(i) above and (2) for mandatory repurchases of New WCI Notes as in effect on the original date of issuance thereof in connection with the sales of certain assets of WCI Steel (other than the Collateral) and changes in control of WCI Steel in accordance with the terms and conditions of the New WCI Note Agreements as in effect on the date of the execution and delivery thereof, (iii) WCI Steel shall furnish to Agent and Lenders all notices, demands or other materials either received from the New WCI Note Trustee or any of the holders of the New WCI Notes, or on its or their behalf, promptly after receipt thereof, or sent by Borrower, or on its behalf, to the New WCI Note Trustee or any other representative of the holders of the New WCI Notes or to any of the holders of the New WCI Notes, concurrently with the sending thereof, as the case may be, and (iv) such Indebtedness shall only be secured by the Equipment and Real Property of WCI Steel and certain other related assets and properties of WCI Steel as set forth on Exhibit J hereto;

     7.4 Limitation on Liens. Each Borrower shall not, and shall not permit any Subsidiary to, create or suffer to exist any mortgage, pledge, security interest, lien, encumbrance, defect in title or restriction upon the use of its personal properties (including, without limitation, cash, monies, cash equivalents, securities, deposits, deposit accounts and investments), whether now owned or hereafter acquired, except:

	  (a) the liens or security interests in favor of Agent and each of Lenders;

	  (b) the mortgages, liens upon or security interests in the Equipment and Real Property of WCI Steel and certain other related assets and properties of WCI Steel as set forth on Exhibit J hereto in favor of (i) the Existing RSI Note Trustee to secure Indebtedness permitted under Section 7.3(d) hereof to the extent any Indebtedness of WCI Steel evidenced by the Existing RSI Notes (as in effect on November 27, 1996) remains outstanding upon consummation of the WCI Debt Tender Offer, (ii) the New WCI Note Trustee to secure Indebtedness permitted under Section 7.3(l) hereof, and (iii) the VEBA Trustee for the VEBA Trust to secure the VEBA Secured Obligations of WCI Steel under the VEBA Trust Agreements; provided, that, (A) if, upon consummation of the WCI Debt Tender Offer, any of the Existing RSI Notes remain outstanding, the second priority mortgages, liens and security interests of the New WCI Note Trustee and the VEBA Trustee shall rank pari passu, except that, if the Indebtedness evidenced by the Existing RSI Notes shall be repaid in full, the mortgages, liens and security interests of the Existing RSI Trustee with respect to the Existing RSI Notes shall be terminated, released and discharged, and the mortgages, liens and security interests of the New WCI Note Trustee shall, without any further action, rank senior to the mortgages, liens and security interests of the VEBA Trustee in the Equipment and Real Property of WCI Steel and certain related assets and properties of WCI Steel as set forth on Exhibit J hereto, (B) at all times that the Obligations or the Indebtedness under the New WCI Notes and/or Existing RSI Notes remain outstanding, the VEBA Trustee shall have agreed not to exercise any of its rights or remedies pursuant to such mortgages, liens or security interests, except to the extent permitted and directed by the New WCI Note Trustee pursuant to the New WCI Note Agreements (as in effect on November 27, 1996), (C) Agent shall have received, in form and substance satisfactory to Agent and Lenders, an agreement from each of the VEBA Trustee and the New WCI Note Trustee permitting Agent, on behalf of Lenders, to enter and use the Equipment and Real Property and other assets and properties of WCI Steel subject to such mortgages, liens and security interests permitted under this Section 7.4(b) to exercise the rights and remedies of Agent and Lenders with respect to the Collateral, (D) WCI Steel shall not, directly or indirectly, amend, modify, alter or change the terms of the VEBA Trust Agreements or any agreements, documents or instruments executed and/or delivered in connection therewith, and (E) WCI Steel shall furnish to Agent and Lenders all notices, demands or other materials either received from the VEBA Trustee or its or any of the beneficiaries under the VEBA Trust Agreements, or on their behalf, promptly after receipt thereof, or sent by WCI Steel, or on its behalf, to the VEBA Trustee or its or any of the beneficiaries under the VEBA Trust Agreements, concurrently with the sending thereof, as the case may be;

	  (c) tax, mechanics and other like statutory liens arising in the ordinary course of Borrowers or any of their Subsidiaries' respective businesses to the extent (i) such liens secure Indebtedness which is not overdue or (ii) until foreclosure or similar proceedings shall have been commenced, such liens secure Indebtedness relating to claims or liabilities which are (A) fully insured and being defended at the sole cost and expense and the sole risk of the insurer or (B) being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers or Subsidiaries prior to the commencement of foreclosure or other similar proceedings and are adequately escrowed for or reserved against in Lenders' judgment;

	  (d) purchase money mortgages or other purchase money liens or security interests upon any specific fixed assets hereafter acquired or liens or security interests existing on any such future fixed assets at the time of acquisition thereof and including in any event any capital or finance leases; provided, that: (i) no such purchase money lien or security interest (or capital or finance lease, as the case may be) with respect to specific future fixed assets or as refinanced shall extend to or cover any other property other than the specific fixed assets so acquired, or acquired subject to such lien or security interest (or lease) and the proceeds thereof; (ii) such lien or security interest only secures the obligation to pay the purchase price of such specific fixed assets (or the obligations under the capital or finance lease); (iii) the principal amount secured thereby shall not exceed one hundred (100%) percent of the cost of the fixed assets so acquired; and (iv) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing; and

	  (e) the liens, encumbrances or security interests listed on Exhibit D annexed hereto or with respect to the Equipment and Real Property, provided, that, such liens, encumbrances or security interests with respect to the Equipment and Real Property: (i) do not interfere with the use of the Equipment and Real Property or the ordinary conduct of any Borrower's (or its predecessor's) business as presently conducted or proposed to be conducted thereon and (ii) do not impair the value of the affected property; and

	  (f) the mortgages, liens upon or security interests in substantially all of the real property, plant and equipment of Niles pursuant to the Open-End Mortgage, dated November 27, 1996, by Niles in favor of the VEBA Trustee with respect to the premises of Niles located in Trumbull County, Ohio to secure the obligations of WCI Steel under the VEBA Trust Agreements (as in effect on November 27, 1996) and the negative pledge by Youngstown Sinter pursuant to the VEBA Trust Agreements (as in effect on November 27, 1996); provided, that, (i) at all times that the Obligations or the Indebtedness under the New WCI Notes and/or Existing RSI Notes remain outstanding, the VEBA Trustee shall have agreed not to exercise any of its rights or remedies pursuant to such mortgages, liens or security interests and (ii) Agent shall have received, in form and substance satisfactory to Agent and Lenders, an agreement from the VEBA Trustee permitting Agent on behalf of Lenders to enter and use the real property, plant and equipment of Niles subject to such mortgages, liens and security interests to exercise the rights and remedies of Agent and Lenders with respect to the Collateral.

     7.5 Loans, Investments, Guarantees, Etc. Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except:

	  (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

	  (b) investments in cash, cash equivalents or short-term investments (as such terms are used in accordance with GAAP), at such Borrower's discretion, so long as Excess Availability for such Borrower exceeds $25,000,000;

	  (c)  loans by WCI Steel to Renco Group or Affiliates of
Renco Group as follows:

	       (i)  loans in any fiscal year of WCI Steel
commencing with the fiscal year of WCI Steel ending October 31, 1999; provided, that, as to each such loan, all of the following conditions are satisfied: (A) Excess Availability for WCI Steel shall have been not less than $25,000,000 at all times during the ninety (90) consecutive day period immediately prior to the date of making such loan, (B) after giving effect to the payment of any such loan, Excess Availability for WCI Steel shall be not less than $25,000,000, (C) the financial projections provided by WCI Steel to Lender for the fiscal year of WCI Steel in which such loan is made, prior to the commencement of such fiscal year, shall reflect that Excess Availability for WCI Steel is projected to be not less than $25,000,000 for the ninety (90) day period immediately after (but not including) the date of the making of such loan, (D) as of the date of making of any such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, and (E) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of WCI Steel to make any such loans; or

	       (ii) in the event that any of the conditions to the making of loans by WCI Steel to Renco Group or Affiliates of Renco Group set forth in Section 7.5(c)(i) are not satisfied, loans in any fiscal year of WCI Steel not to exceed, in any fiscal year of WCI Steel commencing with the fiscal year of WCI Steel ending October 31, 1996, in the aggregate, an amount equal to: (A) fifty (50%) percent of (1) the cumulative After-Tax Profits of WCI Steel (or if cumulative After-Tax Profits shall be a loss, minus one hundred (100%) percent of such loss) earned subsequent to October 31, 1996 and prior to the date such loan occurs (treating such period as a single accounting period) minus (2) all payments to Renco Steel Holdings made pursuant to Section 7.7(c) for federal, state and local income taxes, minus (B) the aggregate amount of all dividends declared and paid by WCI Steel to Renco Steel Holdings in such period, other than dividends made to Renco Steel Holdings pursuant to Section 7.7(c) minus (C) the aggregate amount of all management fees paid by WCI Steel to Renco Group and affiliates of Renco Group in such period, other than the monthly management fees under Section 7.6(b)(ii) below minus (D) the aggregate amount of all loans made by WCI Steel to Renco Group and Affiliates of Renco Group (other than Subsidiaries of WCI Steel) (net of repayments and prepayments) in such period, and still outstanding; provided, that, each of the following conditions is satisfied as of the date of each such loan, as determined by Agent: (1) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing or would exist or occur after giving effect to such loan; (2) at the time of such loan and after giving effect thereto, WCI Steel shall have Excess Availability of not less than $5,000,000; and (3) Agent shall have received not less than ten
(10) days prior notice of any such loan;

	  (d) investments by any Borrower in the stock of any wholly owned Subsidiary; provided, that:

	       (i) the total aggregate amount of any such investments by Borrowers in their wholly owned Subsidiaries, together with the aggregate amount of any loans made by Borrowers to such Subsidiaries, shall not exceed $5,000,000 in the aggregate in any one (1) year and $15,000,000 in the aggregate at any time outstanding;

	       (ii) unless Agent shall otherwise specifically agree, such Subsidiary if formed or acquired by any Borrower after the date hereof in accordance with Section 7.2 hereof shall have executed and delivered to Agent and Lenders, in form and substance satisfactory to Lenders and their counsel: (A) an absolute and unconditional guarantee of payment of any and all present and future Obligations of Borrowers to Agent and Lenders, (B) a general security agreement granting to Agent and Lenders a first lien (except as otherwise consented to in writing by Agent on behalf of Lenders) upon such assets of the Subsidiary as are of the same type as those included in the definition of Collateral in Section 5.1 hereof (C) related Uniform Commercial Code Financing Statements, and (D) such other agreements, documents and instruments as Agent and Lenders may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing indebtedness of such new Subsidiary to Agent and Lenders; and

	       (iii) such Borrower shall have given Agent ten (10) days prior written notice of any such investment in excess of $500,000 and written notice at such time as any such investments are in excess of 2,000,000 in the aggregate.

	  (e) guarantees by any wholly owned Subsidiary of any Borrower in favor of Agent and Lenders of the Obligations of any Borrower to Agent and guarantees by any Borrower in favor of Agent and Lenders of Indebtedness, if any, of such Subsidiary to Agent and Lenders;

	  (f) loans by any Borrower to any wholly owned Subsidiary of such Borrower; provided, that:

	       (i) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default hereunder exists or has occurred and is continuing;

	       (ii) the total aggregate amount of any such loans by Borrowers to their wholly owned Subsidiaries, together with the aggregate investments of Borrowers in the stock of such Subsidiaries, shall not exceed $5,000,000 in the aggregate in any one (1) year and $15,000,000 in the aggregate at any time outstanding;

	       (iii) unless Agent shall otherwise specifically agree, such Subsidiary if formed or acquired by any Borrower after the date hereof in accordance with Section 7.2 hereof shall have executed and delivered to Agent and Lenders, in form and substance satisfactory to Lenders and their counsel: (A) an absolute and unconditional guarantee of payment of any and all present and future Obligations of Borrowers to Agent and Lenders, (B) a general security agreement granting to Agent and Lenders a first lien (except as otherwise consented to in writing by Agent on behalf of Lenders) upon such assets of the Subsidiary as are of the same type as those included in the definition of Collateral in Section 5.1 hereof (C) related Uniform Commercial Code Financing Statements, and (D) such other agreements, documents and instruments as Agent and Lenders may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing indebtedness of such Subsidiary to Agent and Lenders;

	       (iv) such Borrower shall have given Agent ten (10) days prior written notice of any such loans and any repayments of such loans, in each instance, in amounts in excess of $500,000 and written notice at such time as any such outstanding loans aggregate or the repayments thereof aggregate in excess of $1,000,000; and

	       (v) such Borrower shall have immediately upon the request of Agent and/or Lenders pledged and delivered to Agent any instruments or other agreements evidencing the Indebtedness at any time owing by such Subsidiary to such Borrower with all necessary endorsements or assignments;

	  (g) loans by any wholly owned subsidiary of any Borrower to such Borrower; provided, that, (i) prior to the making of any such loans Agent shall have received, in form and substance satisfactory to Agent, a subordination agreement by and between Agent, Lenders and such wholly owned Subsidiary, as acknowledged and agreed to by such Borrower, providing for, inter alia, the subordination in right of payment of any and all present and future Indebtedness and other obligations and liabilities of such Borrower to such wholly owned Subsidiary to the indefeasible payment and satisfaction in full of the Obligations and related matters, duly authorized, executed and delivered by such wholly owned Subsidiary and such Borrower and (ii) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing;

	  (h) investments by any Borrower pursuant to the purchase by such Borrower of the capital stock of any person, or any voting trust certificates, bonds, debentures or other evidences of indebtedness or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or right to subscribe to, any of the foregoing (other than any evidence of the Obligations), or capital contributions by any Borrower to any person; provided, that, (i) to the extent of any such investments in any wholly owned Subsidiary of such Borrower, all of the conditions set forth in Section 7.5(d) hereof shall have been satisfied as to such Subsidiary, (ii) as of the date of any such investment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (iii) the aggregate amount of all such investments by Borrowers shall not exceed $25,000,000 (not including up to $5,000,000 in aggregate investments in bonds which are held by Borrowers on the date hereof), (iv) such investments shall not arise from a non-consensual tender offer for the purchase of the capital stock of any person, (v) Agent shall have received not less than ten (10) days prior written notice of the intention to make any such investment, which notice shall set forth in reasonable detail satisfactory to Agent, the amount and nature of such investment and such other information with respect thereto as Agent may request, and (vi) as of the date of any such investment and after giving effect thereto, the Excess Availability shall be not less than $5,000,000;

	  (i)  the guarantees by WCI Steel, WCI Sales LP, WCI
Production and WCI Metallurgical in favor of Lenders and Agent.

     7.6 Transactions With Affiliates. Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

	  (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any shareholder, officer, director, agent, employee or Affiliate except in prices or terms no less favorable than would have been obtained in an arm's length transaction with a non-affiliated person; or

	  (b) make any payment of management fees or of the principal amount of or interest or any Indebtedness owing to any shareholder, officer, director or Affiliate of any Borrower, except:

	       (i) any Borrower and its Subsidiaries may make payments for purchases from other Subsidiaries for goods delivered or services rendered in the ordinary course of business on terms no less favorable than would have been obtained in a comparable arm's length transaction with a non-affiliated third party;

	       (ii) WCI Steel may pay to Renco Group monthly a management fee in an amount not to exceed, on a non-cumulative basis, $1,200,000 in any fiscal year; provided, that, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, and the payment of such fee would not result in an Event of Default or such act, condition or event;

	       (iii) WCI Steel may in any fiscal year of WCI Steel commencing with the fiscal year of WCI Steel ending October 31, 1999 pay to Renco Group management fees (in addition to those permitted to be paid under Section 7.6(b)(ii) above) as follows:

	       (A) WCI Steel may pay such management fees to Renco Group; provided, that, each of the following conditions is satisfied: (1) Excess Availability for WCI Steel shall have been not less than $25,000,000 at all times during the ninety
     (90) consecutive day period immediately prior to the date of the payment of any such management fees, (2) after giving effect to the payment of any such management fees, Excess Availability for WCI Steel shall be not less than $25,000,000,
     (3) the financial projections provided by WCI Steel to Lender for the fiscal year of WCI Steel in which such management fees are paid, prior to the commencement of such fiscal year, shall reflect that Excess Availability for WCI Steel is projected to be not less than $25,000,000 for the ninety (90) day period immediately after (but not including) the date of the payment of such management fees, (4) as of the date of the payment of such management fees and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, and (5) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of WCI Steel to pay such management fees; or

	       (B) in the event that any of the conditions set forth in Section 7.6(b)(iii)(A) above are not satisfied, WCI Steel may pay such management fees to Renco Group in any such fiscal year up to, in the aggregate, an amount equal to: (1) fifty (50%) percent of (x) the cumulative After-Tax Profits of WCI Steel (or if cumulative After-Tax Profits shall be a loss, minus one hundred (100%) percent of such loss) earned subsequent to October 31, 1996 and prior to the date the payment occurs (treating such period as a single accounting period) minus (y) all payments to Renco Steel Holdings made pursuant to Section 7.7(c) for federal, state and local income taxes minus
     (2) the aggregate amount of all dividends declared and paid by WCI Steel to Renco Steel Holdings in such period, other than dividends paid to Renco Steel Holdings pursuant to Section 7.7(c) minus (3) the aggregate amount of all loans made by WCI Steel to Renco Group and Affiliates of Renco Group, (other than Subsidiaries of WCI Steel) (net of repayments and prepayments) in such period and still outstanding minus (4) the aggregate amount of all management fees paid by WCI Steel to Renco Group in such period, other than the monthly management fees contemplated under Section 7.6(b)(ii) above; provided, that, each of the following conditions is satisfied as of the date of payment of any such management fees, as determined by Agent: (aa) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing or would exist or occur after giving effect to the payment of such fee; (bb) at the time of the payment of such fee and after giving effect thereto, WCI Steel shall have Excess Availability of not less than $5,000,000; and (cc) Agent shall have received not less than ten (10) days prior notice of any such management fees;

	       (iv) Each Borrower and its Subsidiaries may accrue and pay dividends as permitted under Section 7.7 below.

	       (v) Each Borrower may make payments to Renco Group and Affiliates of Renco Group to reimburse Renco Group and Affiliates of Renco Group for insurance premium payments previously paid or then payable by Renco Group and Affiliates of Renco Group on behalf of such Borrower and related brokerage fees;

	       (vi) Borrowers may make payments to Renco Steel Holdings or an Affiliate of Renco Steel Holdings pursuant to the tax sharing agreement between Renco Steel Holdings and WCI Steel (as in effect on the date hereof); provided, that (A) Borrowers are included in the consolidated federal, state and local income tax return filed by Renco Group or an Affiliate of Renco Group as to which Borrowers are making such payments for the 1998 tax year or any previous tax year, or for any taxable period during which such Borrower joins with Renco Group or an Affiliate of Renco Group in filing any combined or consolidated (or similar) state or local income tax return for a jurisdiction which does not recognize Renco Steel Holdings and its subsidiaries as a QSSS, (B) the payments in any year shall not exceed the federal income tax liability that Borrowers would have been liable for if Borrowers had filed their tax returns on a stand-alone basis except that Borrowers will not have the benefit of any of their tax loss carryforwards and any intercompany items shall, for such tax liability purposes, be recorded on a cash basis rather than on an accrual basis, and (C) such payments shall be made by Borrowers no earlier than five (5) days prior to the date on which Renco Group or an Affiliate of Renco Group is required to make its payments to the Internal Revenue Service or a state or local jurisdiction.

     7.7 Dividends. Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, during any fiscal year, commencing with such Borrower's current fiscal year, declare or pay any cash dividends or dividends payable in property other than stock on account of any shares of any class of capital stock of such Borrower or Subsidiary now or hereafter outstanding, or set apart any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock of such Borrower or Subsidiary (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than stock or apply or set apart any sums, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except:

	  (a) dividends may be accrued and paid by any Subsidiary of a Borrower to such Borrower;

	  (b) (i) WCI Steel may in any fiscal year commencing with the fiscal year of WCI Steel ending October 31, 1996 declare and pay dividends to its shareholders in respect of common and preferred stock in accordance with the terms of such stock, or may redeem or repurchase such stock, provided, that, each of the following conditions is satisfied: (A) Excess Availability for WCI Steel shall have been not less than $25,000,000 at all times during the ninety (90) consecutive day period immediately prior to the date of the declaration of any such dividends (so long as such dividends are paid within thirty (30) days of the date of the declaration thereof) or in the case of a redemption or repurchase, at all times during the ninety (90) consecutive day period immediately prior to the date of the payment for such redemption or repurchase, as the case may be, (B) after giving effect to the payment of any such dividends or redemptions or repurchases Excess Availability for WCI Steel shall be not less than $25,000,000, (C) the financial projections provided by WCI Steel to Lender for the fiscal year of WCI Steel in which such dividends are to be paid, or redemptions or repurchases made, prior to the commencement of such fiscal year, shall reflect that Excess Availability for WCI Steel is projected to be not less than $25,000,000 for the ninety (90) day period immediately after (but not including) the date of the declaration of any such dividends or the payment for such redemp-

tion or repurchase, as the case may be, (D) as of the date of the payment of such dividend or redemption or repurchase (as the case may be) and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, (E) there are sufficient legally available funds for such dividend or redemption or repurchase (as the case may be) and (F) Agent shall have received notice of the declaration of any such dividend, or intention to redeem or repurchase any such stock, one (1) Business Day after its declaration or after such intention (as the case may be) and Agent shall have received not less than five (5) Business Days notice prior to payment of any such dividend, or payment for any such redemption or repurchase (as the case may be); (ii) in the event that any of the conditions to the declaration and payment of such dividends or redemptions or repurchases of stock set forth in
Section 7.7(b)(i) are not satisfied, WCI Steel may in any fiscal year commencing with the fiscal year of WCI Steel ending October 31, 1996, declare and pay dividends to its shareholders in respect of common and preferred stock in accordance with the terms of such stock, or may redeem or repurchase such stock, provided, that, each of the following conditions is satisfied: (A) the total amount of such dividends or amounts paid for redemptions or repurchases shall not exceed the amount equal to (1) fifty (50%) percent of (x) the cumulative After-Tax Profits of WCI Steel (or if cumulative After-Tax Profits shall be a loss, minus one hundred (100%) percent of such loss) for the period commencing November 1, 1996 and ending on the last day of the most recently ended month prior to the date of the declaration of such dividend or payment for such redemption or repurchase (treating such period as a single accounting period) minus (y) all payments to Renco Steel Holdings made pursuant to
Section 7.7(c) for federal, state and local income taxes minus (2) the aggregate amount of all loans made by WCI Steel to Renco Group and Affiliates of Renco Group (other than Subsidiaries of WCI Steel) (net of repayments and prepayments) in such period and still outstanding minus (3) the aggregate amount of all management fees paid by WCI Steel to Renco Group in such period, other than the monthly management fees contemplated under Section 7.6(b)(ii) hereof minus (4) the aggregate amount of all dividends declared and paid by WCI Steel to its shareholders in such period, other than dividends paid to Renco Steel Holdings pursuant to Section 7.7(c),
(B) as of the date of the payment of such dividend or redemption or repurchase (as the case may be) and after giving effect thereto, no Event of Default, or act, event or condition, which with notice, passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, (C) there are sufficient legally available funds for such dividend or redemption or repurchase (as the case may be), (D) as of the date of the payment of such dividend or redemption or repurchase (as the case may be) and after giving effect thereto, Excess Availability for WCI Steel shall be not less than $5,000,000, and (E) Agent shall have received notice of the declaration of any such dividend, or intention to redeem or repurchase any such stock, one (1) Business Day after its declaration or after such intention (as the case may be) and Agent shall have received not less than five (5) Business Days prior notice of the payment of any such dividend, or payment for any such redemption or repurchase (as the case may be); (iii) in the event that any of the conditions to the repurchases of common stock set forth in Sections 7.7(b)(i) and (ii) are not satisfied, WCI Steel may repurchase up to all of the remaining WCI Public Shares, provided, that, each of the following conditions is satisfied: (A) the aggregate of the amounts paid for such repurchases and the amounts paid for redemptions, retirements, defeasance or purchases of Existing RSI Notes pursuant to Section 7.3(d)(ii)(2) shall not exceed $300,000 and (B) as of the date of such repurchase and after giving effect thereto, no Event of Default, or act, event or condition, which with notice, passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing; and (iv) notwithstanding the foregoing, WCI Steel shall be permitted to declare and pay the dividend referred to in Section 2(c) of Amendment No. 7 to Amended and Restated Loan and Security Agreement, dated November 27, 1996, among WCI Steel, Lenders and WCI Steel Holdings, Inc. ( Amendment No. 7") in accordance with the terms and conditions of Amendment No. 7; and

	  (c) with respect to any year that WCI Steel and its Subsidiaries have effectively been designated as qualified Subchapter S subsidiary companies ( QSSS ) under the Code, Borrowers and their Subsidiaries may pay cash dividends, from legally available funds therefor, to the extent taxable income of Borrowers is required to be included in the taxable income shown by Renco Group as reported in its Subchapter S tax returns ( Form 1120S ), subject to the following:

	       (i) Such cash dividends shall be with respect to any such period, in an amount up to the product of (A) the taxable income of Borrowers and their Subsidiaries for such period which is the basis for Renco Group being required to include such taxable income in its Form 1120S, as amended or modified or determined by audit, and the required estimated taxable income related thereto and the comparable and local taxable income reports and estimated taxable income, multiplied by (B) the corporate Federal, State and local tax rates, whether calculated on regular taxable income or alternative minimum taxable income, as applicable, in effect for the taxable period applicable to Borrowers and their Subsidiaries using the rates that would be applicable if Borrowers were not a QSSS and calculated in accordance with the tax sharing arrangement by and among Renco Steel Holdings and WCI Steel (as in effect on the date hereof),

	       (ii) Borrowers may pay such cash dividends with respect to any such period so long as (A) in such period, Borrowers are effectively designated a QSSS, (B) the product of the taxable income of Borrowers and their Subsidiaries for such period multiplied by the applicable tax rates as described above shall be reduced by any applicable tax credits or deductions calculated in accordance with the tax sharing arrangements by and among Borrowers, their Subsidiaries and Renco Steel Holdings (as in effect on the date hereof) available to Borrowers and their Subsidiaries which would reduce the amount of the income taxes payable by Borrowers and their Subsidiaries, (C) any such dividends shall be paid no more than five (5) days prior to the date that Renco Group s shareholders are required to make payment of the taxes based on the taxable income of Borrowers and their Subsidiaries, (D) not less than five (5) days prior to the payment of any such dividends, Agent shall have received a certificate signed by the chief financial officer of WCI Steel, in form and substance satisfactory to Agent, stating the calculation of the amount which is the basis for tax distributions permitted hereunder through such period (if any) and providing full information and computations with respect thereto and (E) such dividend shall not be in violation of applicable law or any other agreement to which Borrowers are a party or by which Borrowers or their assets are bound, and

	       (iii) In no event shall dividends be paid to Renco Steel Holdings based on taxable income of Borrowers and their Subsidiaries for jurisdictions which do not recognize Borrowers and their Subsidiaries as a QSSS and where (A) Borrowers and their Subsidiaries are required to file and pay their individual taxes, and (B) where Renco Group is not required to pay, or by virtue of a consolidated (or similar) return does not make payments in respect of, the tax liabilities of the Borrowers or any of their Subsidiaries in such jurisdictions.

     7.8 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

     7.9 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or Indebtedness to any other Person or any of its respective properties or assets to any other Person (except for sales of Inventory in the ordinary course of business and the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of such Borrower), or (c) wind up, liquidate or dissolve or (d) agree to do any of the foregoing.

     7.10 Compliance with Laws, Regulations, Etc.

	  (a) Each Borrower shall, and shall cause each Subsidiary to, at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and duly observe all requirements, of any foreign, Federal, State or local governmental authority, including, without limitation, ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

	  (b) Each Borrower shall, and shall cause each Subsidiary to, take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent with regard to such response. If any Borrower receives any notice of (i) the happening of any event involving the use, spill, discharge or clean-up of any Hazardous Material or (ii) any complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions or any other environmental, health or safety matter affecting any Borrower from any Person, including, but not limited to, the United States Environmental Protection Agency or any state or local environmental agency or authority, then such Borrower shall give within three (3) business days both oral and written notice of same to Agent.

     7.11 Payment of Taxes and Claims. Each Borrower shall, and shall cause each Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or them or its or their properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower prior to the date on which penalties attach thereto. Borrowers shall be liable for any tax or penalty imposed upon any transaction under this Agreement or any of the other Financing Agreements or giving rise to the Accounts or any other Collateral or which Agent and/or Lenders may be required to withhold or pay for any reason and Borrowers agree to indemnify and hold Agent and Lenders harmless with respect thereto, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income tax attributable to the income of Agent or Lenders from any amounts charged or paid hereunder to Agent or Lenders.

     7.12 Properties in Good Condition.

	  (a) Each Borrower shall keep its properties, and shall cause each of its Subsidiaries to keep their properties, in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make and cause its Subsidiaries to make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management. The Inventory and the Equipment of each Borrower shall only be used in such Borrower's business and not for personal, family, household or farming use.

	  (b) All of the Inventory of each Borrower is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Borrower's businesses, and is and will be fit for such purposes. Each Borrower shall keep its Inventory in good and marketable condition, at its own expense. Each Borrower will not, without prior written notice to Agent, acquire or accept any inventory on consignment or approval. Borrowers agree that all Inventory will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. Each Borrower shall conduct a physical count of its Inventory at least once per fiscal year, and at such other times as Agent or Lenders reasonably request, and shall promptly supply Agent and Lenders with a copy of such count accompanied by a report of the Value of such Inventory. Borrowers shall not, without Agent's or Lenders' prior consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, or other repurchase or return basis if such sale would cause the aggregate amount of sales of the type referred to in this sentence for which payment has not been received to exceed $250,000.

     7.13 Insurance. Each Borrower shall at all times maintain with financially sound and reputable insurers, insurance with respect to the Collateral against loss or damage of the kind and in the amounts customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated and each Borrower shall maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it and occurring in connection with the use (or otherwise) of any products manufactured or sold by it, and workmen's compensation insurance (except as to workmen's compensation insurance to the extent such Borrower is self-insured with respect thereto). Said policies of insurance shall be satisfactory to Lenders as to form, amount and insurer. Each Borrower shall furnish certificates, policies or endorsements to Agent and Lenders as proof of such insurance, and, if they fail to do so, Lenders are authorized, but not required, to obtain such insurance at the expense of such Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent and Lenders of any cancellation or reduction of coverage and that Agent may act as attorney for the applicable Borrower in obtaining, and at any time on or after the occurrence of an Event of Default, adjusting, settling, amending and canceling such insurance. Each Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lenders specifying that the proceeds of such insurance shall be payable to Agent and Lenders as their interests may appear and further specifying that Lenders shall be paid regardless of any act or omission by such Borrower. At its option, Agent and Lenders may apply any insurance proceeds received by Agent or Lenders at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent, in its discretion, may determine.

     7.14 Appraisals. Upon Agent's request, each Borrower shall, at such Borrower's expense, prior to the occurrence of an Event of Default no more than once in any twelve (12) consecutive month period, but at any time or times as Agent or Lenders may request on or after the occurrence of an Event of Default, deliver, or cause to be delivered, to Agent written reports or appraisals of any or all of the Collateral in form, scope and methodology, and by an appraiser acceptable to Agent and Lenders. Such reports or appraisals as to the Inventory shall list all items and categories thereof, describing the condition of same and setting forth the lower of cost (calculated on a first-in-first-out basis) or fair market value, in such form as is satisfactory to Agent.

     7.15 Compliance with ERISA. Each Borrower shall not with respect to all "employee pension benefit plans" maintained by such Borrower or any of its ERISA Affiliates:

	  (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or
(vi) incur any withdrawal liability with respect to any multiemployer pension plan, except as set forth on Exhibit F.

	   (b) As used in this Section 7.16, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
Section 4975 of the Code and ERISA.

     7.16 Notice of Default. Promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or any condition or event which, with the passage of time or notice or both would constitute such an Event of Default, pursuant to the provisions of this Agreement or the other Financing Agreements, each Borrower shall give Agent and Lenders written notice thereof specifying the nature of such condition or event.

     7.17 Financial Statements and Other Information.

	  (a) Each Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent and Lenders shall reasonably request relating to the Collateral and the assets, businesses and operations of such Borrower, and notify the auditors and accountants of such Borrower that Agent and Lenders are authorized to obtain such information directly from them. Without limiting the foregoing, each Borrower shall furnish to Agent and Lenders, in such detail as it shall request, the following:

	       (i) As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, audited consolidated balance sheets, statements of earnings and retained earnings and cash flows for WCI Steel and its Subsidiaries for such fiscal year, and the accompanying notes thereto, and unaudited consolidated balance sheets, statements of earnings and retained earnings and cash flows for WCI Steel and its Subsidiaries for such fiscal year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous fiscal year, all in reasonable detail, fairly presenting the financial position and the results of operations of WCI Steel and its Subsidiaries as at the date thereof and for the fiscal year then ended, and prepared in accordance with GAAP consistently applied. Such audited consolidated statements of WCI Steel and its Subsidiaries shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by WCI Steel and satisfactory to Lenders.

	       (ii) As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter other than the fourth quarter of a fiscal year, consolidated unaudited balance sheets of WCI Steel and its Subsidiaries as at the end of such quarter, and consolidated unaudited statements of income and expense and statements of cash flow for WCI Steel and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, together with the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and results of operation of WCI Steel and its Subsidiaries as at the date thereof and for such periods, prepared in accordance with GAAP consistently applied. Such statements shall be certified to be correct by the chief financial officer, treasurer or controller of WCI Steel, subject to normal year-end adjustments.

	       (iii) As soon as available, but in any event not later than thirty (30) days after the end of each month, consolidated unaudited balance sheets of WCI Steel and its Subsidiaries as at the end of such month, and consolidated unaudited statements of income and expenses for WCI Steel and its Subsidiaries for such month and for the period from the beginning of the fiscal year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operation of WCI Steel and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP consistently applied. Such statements shall be certified to be correct by the chief financial officer, treasurer or controller of WCI Steel, subject to normal year-end adjustments.

	       (iv) With each of the audited financial statements delivered pursuant to Section 7.18(a)(i) above, a certificate of the independent certified public accountants that examined such statements to the effect that they have reviewed and are familiar with the Financing Agreements and that, in examining such financial statements, they did not become aware of any fact or condition which then constituted an Event of Default, except for those, if any, described in reasonable detail in such certificate.

	       (v) Simultaneously with the delivery of each of the annual audited and quarterly unaudited financial statements as set forth herein, Agent and Lenders shall receive a certificate of the chief financial officer, treasurer or controller of each Borrower (A) setting forth in reasonable detail the calculations required to establish that such Borrower was in compliance with the covenants set forth in Sections 7.18, 7.19 and 7.20 hereof during the period covered in such financial statements; (B) stating that, except as explained in reasonable detail in such certificate, (1) all of the representations, warranties and covenants of such Borrower contained in this Agreement and the other Financing Agreements are correct and complete as at the date of such certificate and (2) no Event of Default then exists or existed during the period covered by such financial statements, and (C) describing and analyzing in reasonable detail all material trends, changes and developments in each and all financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event of Default existed or exists, such certificate shall set forth what action the Borrower has taken or proposes to take with respect thereto.

	       (vi) No sooner than ninety (90) days prior to, and no less than, fifteen (15) days after the beginning of each fiscal year of each Borrower, projected balance sheets, statements of income and expense, and statements of cash flow for such Borrower and its Subsidiaries as at the end of and for each month of such fiscal year.

	       (vii)  Promptly after delivery thereof, any
management letters and reports by such independent certified public accountants to each Borrower and its Subsidiaries.

	       (viii) Monthly accounts receivable agings and inventory reports and such schedules of Accounts and Inventory, together with any further financial and other information regarding the Collateral, as Agent and Lenders may request from time to time.

	       (ix) Subject to the terms and conditions contained herein, each Borrower shall deliver to Agent a Borrowing Base Certificate setting forth such Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein, duly completed and executed by the chief financial officer or other appropriate financial officer of such Borrower acceptable to Agent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed.

	       (A)  If at any time either (1) the average
     aggregate daily principal balance of the outstanding Loans and Letter of Credit Accommodations to any Borrower is greater than $50,000,000 or (2) Excess Availability for such Borrower is less than $25,000,000, then such Borrower shall deliver such Borrowing Base Certificate to Agent on a daily basis calculating Revolving Loans and Letter of Credit Accommodations available as of the immediately preceding day.

	       (B) If at any time for the period during the immediately preceding week (1) the average aggregate daily principal balance of the outstanding Loans and Letter of Credit Accommodations to any Borrower is equal to or greater than $25,000,000 but equal to or less than $50,000,000 and (2) Excess Availability for such Borrower is greater than $25,000,000, then such Borrower shall deliver such Borrowing Base Certificate to Agent on a weekly basis calculating Revolving Loans and Letter of Credit Accommodations available as of the last business day of the immediately preceding week.

	       (C) If at any time for the period during the immediately preceding consecutive two (2) weeks, (1) the average aggregate daily balance of the outstanding Loans and Letter of Credit Accommodations to any Borrower is less than $25,000,000 and (2) Excess Availability for such Borrower is greater than $50,000,000, then such Borrower shall deliver such Borrowing Base Certificate to Agent every two (2) weeks calculating Revolving Loans and Letter of Credit Accommodations available as of the last day of the immediately preceding week.

	       (D) Notwithstanding anything to the contrary contained herein, without limiting any other rights of Agent, upon Agent's request, each Borrower shall provide Agent on a daily basis with a schedule of Accounts, collections received and credits issued and on a daily basis with an inventory report in the event that at any time either: (1) an Event of Default or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or
     (2) such Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (3) upon Agent's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading.

	       (E)  Nothing contained in any Borrowing Base
     Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent and Lenders contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to any Borrower as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Agent shall govern and be conclusive and binding upon such Borrower. Without limiting the foregoing, each Borrower shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate.

	       (F) If any of a Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

	  (b) Each Borrower shall promptly notify Agent in writing in the event that at any time: (i) the amount of Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein is less than ninety (90%) percent of the amount of Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein reflected in the most recent Borrowing Base Certificate delivered by such Borrower to Agent pursuant to Section 7.18(a)(ix) hereof, (ii) the Revolving Loans made by Lenders to such Borrower and/or Letter of Credit Accommodations outstanding at such time exceed the amount of the Revolving Loans and Letter of Credit Accommodations then available to such Borrower under the terms hereof as a result of any decrease in the amount of Revolving Loans and Letter of Credit Accommodations then available and the amount of such excess, or
(iii) Excess Availability for such Borrower is less than $50,000,000 and at such times as Excess Availability for such Borrower may be less than $50,000,000 if Excess Availability for such Borrower is less than $25,000,000.

	  (c) Each Borrower shall promptly notify Agent and Lenders in writing of any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or which might result in any material adverse change in its business, properties, assets, goodwill or condition, financial or otherwise.

	  (d) Each Borrower shall promptly provide Agent and Lenders such budgets, forecasts, projections and other information respecting the business operations and financial or other condition of such Borrower and its Subsidiaries, as Agent and Lenders may, from time to time, reasonably request.

	  (e) Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of each Borrower or its Subsidiaries, which may be furnished to it hereunder or otherwise, to any court, regulatory body or agency having jurisdiction over Agent and Lenders or to any other Person which shall, or shall have any right or obligation to, succeed to all or any part of Agent's and Lenders' interests in any of the Loans, this Agreement, the other Financing Agreements or the Collateral, including, without limitation, any Participant.

	  (f) Each Borrower hereby irrevocably authorizes and directs all accountants, auditors or other third parties to deliver to Agent and Lenders, at such Borrower's expense, copies of the financial statements, and other accounting records relating to such Borrower and its Subsidiaries of any nature in their possession and to disclose to Agent and Lenders any information they may have regarding the business affairs and financial condition of such Borrower and its Subsidiaries.

     7.18 Consolidated Adjusted Working Capital. WCI Steel and its Subsidiaries shall, at all times, maintain a Consolidated Adjusted Working Capital of not less than $0 on the date hereof and at all times thereafter.

     7.19 Consolidated Adjusted Net Worth.  WCI Steel and its
Subsidiaries shall, at all times, maintain a Consolidated Adjusted Net Worth of not less than ($150,000,000) on the date hereof and at all times thereafter.

     7.20 Capital Expenditures.

	  (a) The expenditures of WCI Steel and its Subsidiaries for fixed or capital assets (including, without limitation, capitalized lease obligations), on a cumulative basis, shall not exceed the following amounts during the following respective periods:

	       Period                          Amount

     (i)   From November 1, 1998 through
	   and including October 31, 1999    $ 25,000,000

     (ii)  from November 1, 1998 through
	   and including October 31, 2000    $100,000,000

     (iii) from November 1, 1998 through
	   and including October 31, 2001    $150,000,000

     (iv)  from November 1, 1998 through
	   and including October 31, 2002    $200,000,000

	  (b) The aggregate amount of expenditures of WCI Steel and its Subsidiaries for fixed or capital assets (including, without limitation, capitalized lease obligations) in any fiscal year commencing with the fiscal year of Borrowers ending on October 31, 2003 shall not exceed an amount equal to the sum of (i) $200,000,000 less than the aggregate amount of expenditures of WCI Steel and its Subsidiaries for fixed or capital assets, on a cumulative basis, for the period from November 1, 1998 through and including October 31, 2002, plus (ii) the greater of: (A) $35,000,000 or (B) the sum of: (A) fifty (50%) percent of the After-Tax Profits of Borrowers in the immediately preceding fiscal year plus (B) one hundred (100%) percent of the depreciation for fixed or capital assets in such fiscal year.

     7.21 Further Assurances. Each Borrower has executed or will contemporaneously herewith execute and deliver to Agent and Lenders such of the other Financing Agreements to which it is a party and financing statements pursuant to the UCC, in form and substance satisfactory Agent and Lenders. Each Borrower shall, at its expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Financing Agreements or applicable law with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in Agent's and Lenders' opinion to evidence, perfect, maintain and enforce the security interest and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Where permitted by law, each Borrower hereby authorizes Agent to execute and file one or more UCC financing statements signed only by Agent. Upon the request of Agent or Lenders, at any time and from time to time, each Borrower shall, at its cost and expense, do, make, execute, deliver and record, register or file, financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or cause the same to be done) and will deliver to Agent and Lenders such instruments evidencing items of Collateral as may be requested by any of them.

     SECTION 8.  EVENTS OF DEFAULT AND REMEDIES

     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

	  (a) any Borrower shall be in default in the payment of any of the Obligations when due, which default shall continue for three (3) days; or

	  (b) any Borrower shall fail to observe or perform any covenants or agreements contained in this Agreement, the other Financing Agreements or in any other document or instrument referred to herein or therein other than as described in Section 8.1(a) above and such failure shall continue for fifteen (15) days, provided, that, such fifteen (15) day period shall not apply in the case of: (i) any failure to observe any such covenant or agreement which is not capable of being cured at all or within such fifteen
(15) day period or which has been the subject of a prior failure within a six (6) month period or (ii) an intentional breach by a Borrower or its management of any such covenant or agreement, or
(iii) the failure to observe or perform any of the covenants or agreements contained in Section 7.14 or Section 7.23 of this Agreement or any covenants or agreements covering substantially the same subject matter as such sections in any of the other Financing Agreements; or

	  (c) any present or future representation, warranty or statement of fact when made by or on behalf of any Borrower to Agent or Lenders is false or misleading in any material respect; or

	  (d) a judgment is rendered against any Borrower or any other Person at any time liable on or in respect of the Obligations in excess of $2,000,000 in any one case or in excess of $2,000,000 in the aggregate from both Borrowers and the same shall remain undischarged for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed except if it is a judgment for which Borrower or such other person is fully insured and with respect to which the insurer has admitted in writing its liability for the full amount thereof and so long as execution is at all times effectively stayed; or

	  (e) any Borrower or any other Person at any time liable on or in respect of the Obligations shall be generally unable to pay its debts as they mature, suspend or discontinue doing business for any reason, become insolvent, call a meeting of creditors or have a creditors' committee appointed, make a general assignment for the benefit of creditors, shall admit in writing its inability to pay its debts as they become due or shall commence any action or proceeding for the appointment of any trustee, receiver, custodian or liquidator of such Borrower or such other Person or all or any part of their respective properties or assets; or

	  (f) any Borrower or any other Person at any time liable on or in respect of the Obligations shall commence any action or proceeding for relief under the Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future statute, law or regulation or shall take any corporate action to authorize any of such actions or proceedings; or

	  (g) any Borrower or any other Person at any time liable on or in respect of the Obligations shall have commenced against it any action or proceeding for relief under the Bankruptcy Code or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future statute, law or regulation, or any action or proceeding for the appointment of any trustee, receiver, custodian or liquidator of any of such Borrower or such other Person or all or any part of their respective properties or assets, which is not dismissed within thirty (30) days of its commencement, or such Borrower or such other Person shall file any answer admitting or not contesting the allegations of a petition filed against it in any such proceeding or by any act or omission indicates its consent to, acquiescence in or approval of, any such action or proceeding or if the relief requested is granted sooner; or

	  (h) any guarantee of the Obligations shall at any time cease to be in full force and effect, or shall be declared void or invalid or the validity or enforceability thereof shall be contested or any party thereto shall deny it has any further liability or obligation, or shall fail to perform its obligations, under the any such guarantee; or

	  (i) any Borrower or any other Person at any time liable on or in respect of the Obligations shall default in the payment of any amounts at any time due on any Indebtedness for borrowed money, capitalized lease obligations or any contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument at any time owing to any Person other than Agent or Lenders in an amount in excess of $2,000,000 or in the performance of any other terms or covenants or any evidence of same or other agreement relating thereto or securing same or with respect to any contract, lease, license or other obligation owed to any Person other than Agent or Lenders involving $2,000,000 or more, which default continues for more than the applicable cure period, if any, with respect thereto, but in no event more than thirty (30) days after the occurrence of any such default; or

	  (j) there is any change in the ultimate control of any Borrower or Renco Steel Holdings or the majority ownership of any Borrower or Renco Steel Holdings; or

	  (k) the occurrence of any default or event of default under any of the other Financing Agreements.

     8.2  Remedies.

	  (a) Without limiting Agent's and Lenders' rights to demand payment sooner as provided in this Agreement, upon or at any time after the occurrence or existence of any one or more of such Events of Default, upon termination of this Agreement or the other Financing Agreements, or if this Agreement and the other Financing Agreements are not renewed, in addition to any other rights Agent and Lenders may have under the Financing Agreements or otherwise:

	       (i) Lenders may, at any time thereafter, at their option, without presentment for payment, demand, notice of dishonor or notice of protest or any other or further notice, all of which are hereby expressly waived by Borrowers, declare any or all of the Obligations to be immediately due and payable, together with interest at the highest rate of interest hereunder until fully and indefeasibly paid; and

	       (ii) each Participant, to the fullest extent permitted by applicable law, shall have the right to (A) set off against the Obligations any and all deposits (whether general or special, time or demand, provisional or final), credits, balances, accounts, monies or other assets which are the property of any Borrower and held by such Participant or owed by such Participant to any Borrower and (B) remit the same to Agent for application to the Obligations;

	       (iii) without further notice to any Borrower appropriate, set off and apply to the payment of any or all of the Obligations, any or all Collateral, in such manner as Agent and Lenders shall determine, enforce payment of any Collateral, settle, compromise or release in whole or in part, any amounts owing on the Collateral, make allowances and adjustments with respect thereto, issue credits in Agent's or any Borrower's name, sell, assign and deliver the Collateral (or any part thereof), at public or private sale, at broker's board, for cash, upon credit or otherwise, at Agent's and Lenders' option and discretion, and Agent and Lenders may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived;

	       (iv) without limiting the generality of the foregoing, Agent and Lenders are hereby authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Agent or Lenders to or for the credit or the account of any Borrower against any and all of the Obligations, whether or not then due and payable;

	       (v) Agent and Lenders shall have the right, without notice to any Borrower (except as otherwise expressly provided herein), at any time and from time to time in its discretion, with or without judicial process or the aid or assistance of others and without cost to Agent or Lenders (A) to enter upon any premises on or in which any of the Inventory may be located and, without resistance or interference by any Borrower, take possession of the Inventory; (B) to complete processing, manufacturing and repair of all or any portion of the Inventory; (C) to sell, foreclose or otherwise dispose of any part or all of the Inventory on or in any premises of any Borrower or premises of any other party; (D) to require any Borrower, at its expense, to assemble and make available to Lender any part or all of the Inventory at any reasonable place and time designated by Agent or Lenders; and (E) to remove any or all of the Inventory from any premises on or in which the same may be located, for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose.

	  (b) Agent and Lenders shall have all of the rights and remedies of a secured party under the UCC or applicable law of any other State in which any Collateral may be situated, in addition to all of the rights and remedies set forth in this Agreement and the other Financing Agreements, and in any instrument or document referred to herein or therein, and/or under any other applicable law relating to this Agreement, the other Financing Agreements, the Obligations or the Collateral.

	  (c) Each Borrower agrees that the giving of five (5) days notice to such Borrower by Agent or Lenders at such Borrower's address set forth below, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice with respect thereto.

	  (d) The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by Agent to the payment of the Obligations in such order as Agent may elect, and Borrowers shall remain liable to Agent and Lenders for any deficiency. Without limiting the generality of the foregoing, if Agent enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral, Agent shall have the option, at any time, in its discretion, to reduce the Obligations by the principal amount of such credit transaction or to defer the reduction thereof until actual receipt by Agent of cash or other immediately available funds in connection therewith.

	  (e) In the event Agent or Lenders institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy or otherwise, each Borrower hereby irrevocably waives (i) the posting of any bond, surety or security with respect thereto which might otherwise be required, (ii) any demand for possession prior to the commencement of any suit or action to recover the Collateral, and (iii) any requirement that Agent and Lenders retain possession and not dispose of any Collateral until after trial or final judgment.

	  (f) Agent and Lenders may, at their option, cure any default by a Borrower under any agreement with any Person, which constitutes, or with notice or passage of time or both would constitute, an Event of Default hereunder or under any of the other Financing Agreements, or pay or bond on appeal any judgment entered against a Borrower (irrespective of the amount of said judgment or the time elapsed since entry thereof), and charge any Borrower's account(s) therefor, such amounts to be repayable by Borrowers on demand, together with interest thereon at the highest rate of interest payable hereunder; provided, however, Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by making any payment for any Borrower's account(s), be deemed to have assumed any obligation or liability of any Borrower.

	  (g) The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Agent and Lenders may have under the UCC or other applicable law. Agent and Lenders shall have the right to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

	  (h) No act, failure or delay by Agent and/or Lenders shall constitute a waiver of any of the rights and remedies of Agent and Lenders. No single or partial waiver by Agent or Lenders of any provision of this Agreement or any of the other Financing Agreements, or breach or default thereunder, or of any right or remedy which Agent or Lenders may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

	  (i) Each Borrower waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Collateral and any and all notices or demands whatsoever (except as expressly provided herein). Agent and Lenders may, at all times, proceed directly against any Borrower to enforce payment of the Obligations and shall not be required to take any action of any kind to preserve, collect or protect any rights in the Collateral.

     SECTION 9. COLLECTION AND ADMINISTRATION

     9.1  Collections; Management of Collateral.

	  (a) Each Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Agent may specify, with such banks as are acceptable to Agent into which such Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement (the "Blocked Account Agreement"), in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, at such time as Agent shall direct, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Agent shall instruct the depository banks at which the Blocked Accounts of any Borrower are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of such Borrower as such Borrower may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Agent may instruct the depository bank at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Payment Account at any time that either: (i) an Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or (ii) a Borrower shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (iii) upon Agent's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or (iv) any Loans are outstanding.
Unless otherwise requested by a Borrower, amounts received by Lenders from such Borrower pursuant to the foregoing sentence which are not applied to the Obligations (or held as cash collateral pursuant to Section 10.2(c)) or otherwise retained by the Lenders as expressly provided in this Agreement shall be promptly remitted to such Borrower, so long as none of the conditions set forth in clauses (i), (ii), (iii) or (iv) above exists. Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Agent and Lenders.

	  (b) Each Borrower shall immediately upon obtaining knowledge thereof report to Agent all reclaimed, repossessed or returned goods, material claims of Account Debtors and any other matter affecting the value, enforceability or collectibility of any Account of such Borrower. At Agent's request, any goods reclaimed or repossessed by or returned to any Borrower will be set aside, marked with Agent's name and held by such Borrower for the account of Agent and Lenders and subject to the security interests of Agent and Lenders. All claims and disputes relating to Accounts of any Borrower are to be promptly adjusted within a reasonable time, at such Borrower's own cost and expense. Agent may, at its option, settle, adjust or compromise claims and disputes relating to Accounts of any Borrower which are not adjusted by such Borrower within a reasonable time.

     9.2 Right of Inspection; Access. Agent and Lenders and their respective representatives shall at all times, have free access to and right of inspection of the Collateral and have full access to and the right to examine and make copies of the books and records of each Borrower to confirm and verify all Accounts, to perform general audits and to do whatever else Agent and/or Lenders deem necessary to protect the interests of Lenders. Agent and Lenders may at any time remove from the premises of any Borrower or require any Borrower or any accountants and auditors employed by any Borrower to deliver any books and records and Agent and Lenders may, without cost or expense to them, use such of Borrower's personnel, supplies, computer equipment and space at its places of business as may be reasonably necessary for the handling of collections.

     9.3 Lock Box or Blocked Account. Each Borrower shall, in the manner requested by Agent from time to time, direct that all proceeds of Collateral shall be payable to a lock box or post office box designated by Agent and under its control and/or deposited into a blocked account under its control and/or deposited into an account maintained in such Borrower's name and under Agent's control and in connection therewith shall execute such lock box, blocked account and other agreement as Agent in its discretion shall specify.

     9.4 Accounts Documentation. Each Borrower shall maintain its shipping forms, invoices and other related documents in a form satisfactory to Agent and each Borrower shall maintain its books, records and accounts in accordance with GAAP consistently applied. Each Borrower shall keep and maintain, at its cost and expense, satisfactory and complete books and records of all of its Accounts, all payments received or credits granted thereon, and all other dealings therewith. At such times as Agent may reasonably request, each Borrower shall deliver to Agent, all original documents evidencing the sale and delivery of goods or the performance of services which created any of its Accounts, including, but not limited to, all contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts, together with schedules describing such Accounts and/or written confirmatory assignments to Agent of each such Account, in form and substance satisfactory to Agent and duly executed by such Borrower, together with such other information as Agent may request. In no event shall the making or the failure to make or the content of any schedule or assignment or any Borrower's failure to comply with the provisions hereof be deemed or construed as a waiver, limitation or modification of the security interest in, lien upon and assignment of the Collateral or the representations, warranties or covenants under this Agreement or the other Financing Agreements. Any documents, schedules, invoices or other papers delivered to Agent or Lenders, pursuant to this Section or otherwise, may be destroyed or otherwise disposed of by it one (1) year after the same are delivered, unless the Borrower that delivered such documents, schedules, invoices or other papers to Agent or Lenders makes written request therefor and pays all expenses attendant to their return, in which event Agent or such Lender shall return same when its actual or anticipated need therefor has ceased.

     9.5 Specific Powers. Each Borrower hereby constitutes Agent and its designees, as its attorney-in-fact, with power of substitution, at the cost and expense of such Borrower, to exercise at any time all or any of the following powers which appointment, being coupled with an interest, shall be irrevocable until all Obligations have been indefeasibly paid in full: (a) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Agent or such Borrower, any and all checks, notes, drafts, remittances and other instruments and documents or chattel paper relating to the Collateral; (b) on or after the occurrence of an Event of Default, or an event which with notice, passage of time or both would constitute an Event of Default, to receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent designates; (c) to transmit to Account Debtors notice of Lenders' interest therein and to request from such Account Debtors at any time, in the name of Agent or such Borrower or that of Agent's designee, information concerning the Collateral and the amounts owing thereon; (d) on or after the occurrence of an Event of Default, or an event which with notice, passage of time or both would constitute an Event of Default, to notify Account Debtors to make payment directly to Agent; (e) on or after the occurrence of an Event of Default, or an event which with notice, passage of time or both would constitute an Event of Default, to take or bring, in the name of Agent or such Borrower, all steps, actions, suits or proceedings deemed by Agent necessary or desirable to effect collection of the Collateral; and (f) to execute in such Borrower's name and on its behalf any UCC financing statements or amendments thereto. Each Borrower hereby releases Agent and each of Lenders and their respective officers, employees and designees, from any liability arising from any act or acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for acts of wilful misconduct.

     SECTION 10. EFFECTIVE DATE; TERMINATION;
		 COSTS; MISCELLANEOUS

     10.1 Agent. Each of Lenders hereby appoints the Agent and the Agent hereby agrees to act as agent under this Agreement and the other Financing Agreements. The Agent shall have and may exercise such powers as are delegated to the Agent by the terms hereof and of the Amended and Restated Co-Lending and Agency Agreement, dated of even date herewith, by and among Agent and Lenders. Each of Lenders hereby authorizes, consents to and directs Borrowers to deal with the Agent as the true and lawful agent of such Lender to the extent set forth herein and at any time directed by such Lender.

     10.2 Term.

	  (a) This Agreement and the other Financing Agreements shall become effective as of the date hereof and shall continue in full force and effect for a term ending on December 29, 2003 (the "Renewal Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lenders or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice. This Agreement and all other Financing Agreements must be terminated simultaneously.

	  (b) In addition, Agent and Lenders shall have the right to terminate this Agreement and the other Financing Agreements as to future Loans and Letter of Credit Accommodations and other liabilities of Agent and Lenders immediately at any time upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

	  (c) Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Agent for the account of Lenders in full, all outstanding and unpaid Obligations (including but not limited to the Loans and all interest, fees (including the early termination fees provided herein, if applicable), charges, expenses and other amounts provided for hereunder, under the other Financing Agreements or otherwise) and shall furnish cash collateral to Agent for all undrawn amounts available pursuant to previously issued and outstanding Letter of Credit Accommodations, by wire transfer in federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to any Borrower for such purpose. Interest at the Interest Rate shall be due until and including the next business day, if the amounts so paid by any Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, New York, New York time.

	  (d) No termination of the Financing Agreements shall relieve or discharge any Borrower of its duties, obligations and covenants under the Financing Agreements until all Obligations have been fully indefeasibly discharged and paid, and Agent's and Lenders' continuing security interests in the Collateral shall remain in effect until all such Obligations have been fully and indefeasibly discharged and paid.

	  (e) If Lenders terminate this Agreement or the other Financing Agreements upon the occurrence of an Event of Default or, subject to Section 3.9(c) hereof, at the request of Borrowers prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders' lost profits as a result thereof, Borrowers hereby agree to pay to Agent for the account of Lenders, upon the effective date of such termination, an early termination fee in an amount equal to:

		    (i) $500,000, if such termination is effective prior to December 29, 2001; or

		    (ii) $250,000, if such termination is effective
			 on or after December 29, 2001 and prior to October 31, 2003.

Such early termination fee shall be presumed to be the amount of damages sustained by said early termination and Borrowers agree that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 10.2 shall be deemed included in the Obligations.

     10.3 Expenses and Additional Fees.

	  (a) Borrowers shall pay to Agent on demand all reasonable costs and expenses that Agent and Lenders pay or incur in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Financing Agreements, including, without limitation: (i) reasonable attorneys' and paralegals' fees and disbursements of counsel to Agent and Lenders and any Participant (including allocated costs of in-house counsel); (ii) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements, and allocated costs of in-house counsel) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Financing Agreements and the transactions contemplated thereby; (iii) costs and expenses of lien and title searches and title insurance; (iv) taxes, fees and other charges for recording any agreements or documents with the Office of Patents and Trademarks, the Copyright Office or any other governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Lenders in the Collateral; (v) sums paid or incurred to pay any amount or take any action required of any Borrower under the Financing Agreements that such Borrower failed to pay or take; (vi) costs of appraisals, environmental audits, inspections, and verifications of the Collateral, including, without limitation, travel, lodging, and meals for inspections of the Collateral and Borrowers' operations by Agent, Lenders, Participants or their agents, plus a charge of $650 per person per day for Agent's, Lenders' and Participants' field examiners; (vii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining payment accounts and lock boxes;
(viii) costs and expenses of preserving and protecting the Collateral; and (ix) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements and allocated costs of in-house counsel) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agents and Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Agreement and the other Financing Agreements, or to defend any claims made or threatened against Agent and Lenders arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers.

	  (b) Borrowers shall pay to Agent and Lenders all of their customary charges and fees in connection with (i) any payment, claim or refund relating to the dishonor of any checks or other items of any Borrower or any Account Debtors, and (ii) wire transfers to any Borrower.

	  (c) All sums provided for in this Section 10.3 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the applicable rate of interest then payable hereunder. Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to any Borrower.

     10.4 Survival of Agreement. All agreements, representations and warranties contained herein or made in writing by the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the other Financing Agreements and the consummation of the transactions contemplated herein or therein regardless of any investigation made by or on behalf of Lenders.

     10.5 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of Agent or Lenders any right, power or privilege under this Agreement or under any of the other Financing Agreements or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege. No notice to or demand on any Borrower not required hereunder or any of the other Financing Agreements shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent and Lenders to any other or further action in any circumstances without notice or demand. The rights and remedies of Agent and Lenders under this Agreement, the other Financing Agreements and any other present and future agreements between Agent, Lenders and Borrowers are cumulative and not exclusive of any rights or remedies provided by law or under any of the Financing Agreements or such other agreements and all such rights and remedies may be exercised successively or concurrently.

     10.6 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier or telegram, immediately upon sending; if by express mail or any other overnight delivery service, one (1) day after dispatch; and if by registered or certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

     If to WCI Steel or
     WCI Sales LP:            WCI Steel, Inc.
			      1040 Pine Avenue, S.E.
			      Warren, Ohio 44482
			      Attn:  Paul A. Santuzzi

     with copies to:          The Renco Group, Inc.
			      45 Rockefeller Plaza
			      New York, New York 10111
			      Attn:  Roger L. Fay

     If to Agent or Congress: Congress Financial Corporation
			      1133 Avenue of the Americas
			      New York, New York 10036
			      Attn:  Mr. Andrew W. Robin

     If to Bank America:      BankAmerica National Trust &
				Savings Association
			      335 Madison Avenue
			      New York, New York 10017
			      Attn:  Legal Department

     10.7 Entire Agreement.  This Agreement, the other Financing
Agreements, any supplements hereto or thereto, and any instru-

ments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and under-

standing concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior and contempo-

raneous agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.

     10.8 Amendments and Waivers. Neither this Agreement, nor any of the other Financing Agreements or any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     10.9 Applicable Law.  This Agreement and the other Financing
Agreements and all other documents referred to herein or therein, shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

     10.10 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Agent or Lenders may assign their rights and delegate their obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another bank or other entity, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lenders hereunder, except as otherwise provided by the terms of such assignment or participation. Agent and Lenders may furnish any information concerning Borrowers in the possession of Agent and Lenders from time to time to assignees and participants. Upon Borrowers' request, Agent and Lenders shall inform Borrowers of the names of the persons who as of the date of such request have purchased participations in the Loans.

     10.11 Partial Invalidity. If any provision of this Agreement or the other Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or the other Financing Agreements as a whole but this Agreement or the particular Financing Agreement, as the case may be, shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

     10.12 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Agreement.

     10.13 Participant's Security Interests. If a Participant shall at any time participate with Lenders in the Loans and Letter of Credit Accommodations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.

     10.14 Waiver of Jury Trial. The parties hereto hereby waive trial by jury in any action or proceeding of any kind with respect to, in connection with, or arising out of this Agreement, the other Financing Agreements, the Obligations, the Collateral or any instrument, document or guaranty delivered pursuant hereto or to any of the foregoing, or the validity, protection, interpretation, administration, collection or enforcement hereof or thereof or pursuant to the other Financing Agreements, or any other claim or dispute hereunder or thereunder.

     10.15 Waiver of Counterclaims; Jurisdiction; Service of Process. Each Borrower hereby waives all rights of setoff and rights to impose counterclaims (other than compulsory counterclaims) in the event of any litigation with respect to any matter connected with this Agreement, the other Financing Agreements, the Obligations, the Collateral, or any transaction between the parties hereto, and irrevocably consents and submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York in New York City and the United States District Court for the Southern District of New York and the courts of any State in which any of the Collateral is located and of any Federal Court located in such States in connection with any action, proceeding or claim arising out of or relating to this Agreement, the other Financing Agreements, the Obligations, the Collateral or any document, instrument or guaranty delivered pursuant hereto or to any of the foregoing. In any such litigation, each Borrower waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, return receipt requested and by telecopier, directed to it at its chief executive office set forth herein, or designated in writing pursuant to this Agreement, or in any other manner permitted by the rules of said Courts. Within thirty (30) days after service, the Borrower named in such summons, complaint or other process shall appear to answer such summons, complaint or other process, failing which such Borrower shall be deemed in default and judgment may be entered by Lenders against such Borrower for the amount of the claim and other relief requested therein.

     10.16 Indemnification. Each Borrower hereby agrees to indemnify, defend and hold Agent and Lenders, and their directors, officers, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, penalties or expenses imposed on, incurred by or asserted against any of them, except as a result of Agent's or Lenders' gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     10.17 Counterparts. This Agreement may be executed in any number of counterparts, and by Agent, Lenders and Borrowers in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

			 CONGRESS FINANCIAL CORPORATION,
			 individually and as agent

			 By: /S/ KEITH HOLLER

			 Title: Vice President Congress


			 BANKAMERICA NATIONAL TRUST & SAVINGS
			   ASSOCIATION

			 By:/S/ WILLIAM WILSON

			 Title: Vice President Bank of America

			 WCI STEEL, INC.

			 By: /S/ ROGER FAY

			 Title: Vice President WCI Steel, Inc.


			 WCI STEEL SALES L.P.

			 By: /S/ ROGER FAY

			 Title: Vice President WCI Production Control
				Services, Inc. for WCI Steel Sales L.P.